                                                                 Exhibit 99.1

SELECTED FINANCIAL DATA

    The following sets forth the selected financial and operating data for Boston Properties, Inc., and Boston Properties Limited Partnership, together with their subsidiaries on a historical consolidated basis and for our predecessor business on a historical combined basis. The following data should be read in conjunction with the financial statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Form 10-K.

    Historical operating results for Boston Properties, Inc., and Boston Properties Limited Partnership, together with their subsidiaries and for our predecessor business, including net income, may not be comparable to our future operating results.

                                                                                                                 THE PREDECESSOR
                                                                     THE COMPANY                                      GROUP
                                       -----------------------------------------------------------------------   ----------------
                                                 FOR THE YEAR ENDED DECEMBER 31,                PERIOD FROM        PERIOD FROM
                                       ---------------------------------------------------   JUNE 23, 1997 TO    JANUARY 1, 1997
                                          2001          2000         1999         1998       DECEMBER 31, 1997   TO JUNE 22, 1997
                                       -----------   ----------   ----------   -----------   -----------------   ----------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Information
Total revenue........................  $ 1,028,251   $  874,858   $  782,022   $   510,191      $  144,961           $129,410
                                       -----------   ----------   ----------   -----------      ----------           --------
Expenses:
  Operating..........................      311,371      263,914      248,546       149,830          40,010             26,967
  Hotel..............................           --           --           --            --              --             22,452
  General and administrative.........       38,312       35,659       29,455        22,504           6,689              5,116
  Interest...........................      223,389      217,064      205,410       124,793          38,161             53,132
  Depreciation and amortization......      149,348      132,330      119,311        74,701          21,564             16,924
  Loss on investments in
    securities.......................        6,500           --           --            --              --                 --
                                       -----------   ----------   ----------   -----------      ----------           --------
  Income before income from
    unconsolidated joint ventures,
    net derivative losses and
    minority interests...............      299,331      225,891      179,300       138,363          38,537              4,819
  Income from unconsolidated joint
    ventures.........................        4,186        1,758          468            --              --                 --
  Net derivative losses..............      (26,488)          --           --            --              --                 --
  Minority interests.................      (73,747)     (76,242)     (68,718)      (41,419)        (11,551)              (235)
                                       -----------   ----------   ----------   -----------      ----------           --------
  Income before gain (loss) on sale
    of real estate...................      203,282      151,407      111,050        96,944          26,986              4,584
  Gain (loss) on sale of real estate,
    net of minority interest.........        9,089         (234)       6,467            --              --                 --
                                       -----------   ----------   ----------   -----------      ----------           --------
  Income before discontinued
    operations.......................      212,371      151,173      117,517        96,944          26,986              4,584
  Discontinued operations, net of
    minority interest................        2,428        2,159        2,259         1,649             240                 21
                                       -----------   ----------   ----------   -----------      ----------           --------
  Income before extraordinary
    items............................      214,799      153,332      119,776        98,593          27,226              4,605
  Extraordinary gain (loss), net of
    minority interest................           --         (334)          --        (5,481)          7,925                 --
                                       -----------   ----------   ----------   -----------      ----------           --------
  Income before cumulative effect of
    a change in accounting
    principle........................      214,799      152,998      119,776        93,112          35,151              4,605
  Cumulative effect of a change in
    accounting principle, net of
    minority interest................       (6,767)          --           --            --              --                 --
                                       -----------   ----------   ----------   -----------      ----------           --------
  Net income before preferred
    dividend.........................      208,032      152,998      119,776        93,112          35,151              4,605
  Preferred dividend.................       (6,592)      (6,572)      (5,829)           --              --                 --
                                       -----------   ----------   ----------   -----------      ----------           --------
  Net income available to common
    shareholders.....................  $   201,440   $  146,426   $  113,947   $    93,112      $   35,151           $  4,605
                                       -----------   ----------   ----------   -----------      ----------           --------
  Basic earnings per share:
    Income before discontinued
      operations, extraordinary items
      and cumulative effect of a
      change in accounting
      principle......................  $      2.28   $     2.02   $     1.69   $      1.59      $     0.69
    Discontinued operations, net of
      minority interest..............         0.03         0.03         0.03          0.03            0.01
    Extraordinary gain (loss), net of
      minority interest..............           --           --           --         (0.09)           0.21
    Cumulative effect of a change in
      accounting principle, net of
      minority interest..............        (0.07)          --           --            --              --
                                       -----------   ----------   ----------   -----------      ----------
    Net income.......................  $      2.24   $     2.05   $     1.72   $      1.53      $     0.91
                                       -----------   ----------   ----------   -----------      ----------
    Weighted average number of common
      shares outstanding.............       90,002       71,424       66,235        60,776          38,694

                                                                                                                 THE PREDECESSOR
                                                                     THE COMPANY                                      GROUP
                                       -----------------------------------------------------------------------   ----------------
                                                 FOR THE YEAR ENDED DECEMBER 31,                PERIOD FROM        PERIOD FROM
                                       ---------------------------------------------------   JUNE 23, 1997 TO    JANUARY 1, 1997
                                          2001          2000         1999         1998       DECEMBER 31, 1997   TO JUNE 22, 1997
                                       -----------   ----------   ----------   -----------   -----------------   ----------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
  Diluted earnings per share:
    Income before discontinued
      operations, extraordinary items
      and cumulative effect of a
      change in accounting
      principle......................  $      2.23   $     1.98   $     1.68   $      1.58      $     0.69
    Discontinued operations, net of
      minority interest..............         0.03         0.03         0.03          0.03            0.01
    Extraordinary gain (loss), net of
      minority interest..............           --           --           --         (0.09)           0.20
    Cumulative effect of a change in
      accounting principle, net of
      minority interest..............        (0.07)          --           --            --              --
                                       -----------   ----------   ----------   -----------      ----------
    Net income.......................  $      2.19   $     2.01   $     1.71   $      1.52      $     0.90
                                       -----------   ----------   ----------   -----------      ----------
    Weighted average number of common
      and common equivalent shares
      outstanding....................       92,200       72,741       66,776        61,308          39,108

Balance Sheet Information:
  Real estate, gross.................  $ 7,457,906   $6,112,779   $5,609,424   $ 4,917,193      $1,796,500                 --
  Real estate, net...................    6,738,052    5,526,060    5,138,833     4,559,809       1,502,282                 --
  Cash...............................       98,067      280,957       12,035        12,166          17,560                 --
  Total assets.......................    7,253,510    6,226,470    5,434,772     5,235,087       1,672,521                 --
  Total indebtedness.................    4,314,942    3,414,891    3,321,584     3,088,724       1,332,253                 --
  Minority interests.................      844,740      877,715      781,962            --              --                 --
  Convertible Redeemable Preferred
    Stock............................      100,000      100,000      100,000            --              --                 --
  Stockholders' and owners' equity
    (deficit)........................    1,754,073    1,647,727    1,057,564       948,481         175,048                 --

Other Information:
  Funds from operations, as
    adjusted(1)......................  $   337,823   $  247,371   $  196,101   $   153,045      $   42,258                 --
  Dividends per share................         2.27         2.04         1.75          1.64            1.62a                --
  Cash flow provided by operating
    activities.......................      419,403      329,474      290,027       215,287          46,146             25,090
  Cash flow used in investing
    activities.......................   (1,303,622)    (563,173)    (641,554)   (2,179,215)       (519,743)           (32,844)
  Cash flow provided by financing
    activities.......................      701,329      502,621      351,396     1,958,534         491,157              9,266
  Total square feet at end of year...       40,718       37,926       35,621        31,077          16,101                 --
  Occupancy rate at end of year......         95.3%        98.9%        98.4%         97.1%           98.4%                --

------------------------------

   a--annualized

(1) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts in March 1995 defines funds from operations as net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. During 1999, the National Association of Real Estate Investment Trusts clarified the definition of funds from operations to include non-recurring events, except for those that are defined as "extraordinary items" under accounting principles generally accepted in the United States of America and gains and losses from sales of depreciable operating properties. This clarification is effective for periods ending subsequent to January 1, 2000. We adopted this definition for the quarters ended on or after March 31, 2000. We believe that funds from operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. We compute funds from operations in accordance with standards established by the National Association of Real Estate Investment Trusts which may not be comparable to funds from operations reported by other REITs that do not define the term in accordance with the current National Association of Real Estate Investment Trusts definition or that interpret the current National Association of Real Estate Investment Trusts definition differently. In addition to Funds from Operations (as defined by the National Association of Real Estate Investment Trusts), we also disclose Funds from Operations after certain supplemental adjustments. Funds from Operations does not represent cash generated from operating activities determined in accordance with accounting principles generally accepted in the United States of America and should not be considered as an alternative to net income (determined in accordance with accounting principles generally accepted in the United States of America) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. For a reconciliation of income to funds from operations see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Funds from Operations."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the selected financial data and the historical consolidated and combined financial statements and related notes thereto.

FORWARD LOOKING STATEMENTS

    Statements made under the caption "Risk Factors," elsewhere in this Form 10-K, in our press releases, and in oral statements we make by or with the approval of our authorized executives contain "forward-looking statements" within the meaning of federal securities laws. When we use the words "anticipate," "assume," "believe," "estimate," "expect," "intend" and other similar expressions, they generally identify forward-looking statements. Forward-looking statements include, for example, statements relating to acquisitions and related financial information, development activities, business strategy and prospects, future capital expenditures, sources and availability of capital, environmental and other regulations, and competition.

    You should exercise caution in interpreting and relying on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and could materially affect our actual results, performance or achievements. Some of the factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following:

    - we are subject to general risks affecting the real estate industry, such as the need to enter into new leases or renew leases on favorable terms to generate rental revenues, and dependence on our tenants' financial condition;

    - we may fail to identify, acquire, construct or develop additional properties; we may develop properties that do not produce a desired yield on invested capital; or we may fail to effectively integrate acquisitions of properties or portfolios of properties;

    - financing may not be available, or may not be available on favorable terms;

    - we need to make distributions to our stockholders for us to qualify as a real estate investment trust, and if we need to borrow the funds to make such distributions such borrowings may not be available on favorable terms;

    - we depend on the primary markets where our properties are located and these markets may be adversely affected by local economic and market conditions which are beyond our control;

    - we are subject to potential environmental liabilities;

    - we are subject to complex regulations relating to our status as a real estate investment trust and would be adversely affected if we failed to qualify as a real estate investment trust; and

    - market interest rates could adversely affect the market prices for our common stock, as well as our performance and cash flow.

    We caution you that, while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

OVERVIEW

    We are a fully integrated, self-administered and self-managed real estate investment trust or "REIT" and are one of the largest owners and developers of office and industrial properties in the United States. Our properties are concentrated in four core markets--Boston, Washington, D.C., midtown Manhattan and San Francisco. We conduct substantially all of our business through Boston Properties Limited Partnership. At December 31, 2001, we owned 147 properties totaling 40.7 million net rentable square feet. The properties consisted of 139 office properties, including 107 Class A office buildings and 32 properties that support both office and technical uses, including twelve properties under construction, five industrial properties, and three hotels.

    In 2001, we continued to identify and complete acquisitions and development transactions. During 2001, we added 2.6 million net rentable square feet to our portfolio by completing an acquisition totaling approximately $755.0 million and completing developments totaling approximately $168.0 million. In addition, as of December 31, 2001, we had construction in progress representing a total anticipated investment of approximately $1.8 billion and a total of approximately 4.9 million net rentable square feet.

    We are focused on increasing the cash flow from our existing portfolio of properties by maintaining high occupancy levels and increasing effective rents. On the 2.7 million net rentable square feet of second generation space renewed or re-leased during the year, new net rents were on average approximately 49.2% higher than the expiring net rents. At December 31 2001, our in-service portfolio was 95.3% occupied.

RESULTS OF OPERATIONS

    The following discussion is based on our Consolidated Financial Statements for the years ended December 31, 2001, 2000 and 1999.

    We receive income primarily from rental revenue from our office, hotel, parking and industrial properties, including reimbursements from certain tenants for certain operating costs.

    From January 1, 1999 through December 31, 2001, we increased our total portfolio of properties from 121 properties to 147 properties and from
31.6 million net rentable square feet to 40.7 million net rentable square feet. As a result of this rapid growth of our total portfolio, the financial data presented below shows significant changes in revenues and expenses from period to period and we do not believe our period to period financial data are comparable. Therefore, the comparison of operating results for the years ended December 31, 2001, 2000 and 1999 show changes resulting from properties that we owned for each period compared (we refer to this comparison as our "Same Property Portfolio" for the applicable period) and the changes attributable to our total portfolio.

    Effective January 1, 2002, we adopted the provisions of Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 extends the reporting requirements of discontinued operations to include components of an entity that have either been disposed of or are classified as held for sale. During the nine months ended September 30, 2002, we disposed of five office/technical properties in Springfield, Virginia consisting of approximately 374,680 square feet. The operating results of these properties have been reclassified as discontinued operations in the consolidated statements of operations for each of the three years in the period ended December 31, 2001 included herein.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2001 TO THE YEAR ENDED DECEMBER 31,
  2000

    The table below shows selected operating information for our total portfolio and the 109 buildings acquired or placed in service on or prior to January 1, 2000 and that remained in the total portfolio through September 30, 2002 (which constitute the Same Property Portfolio for the years ended December 31, 2001 and 2000). The table below does not reflect the results of operations of the properties sold during 2002 as the results of operations have been reclassified as discontinued operations.

                                              SAME PROPERTY PORTFOLIO                             TOTAL PORTFOLIO
                                    --------------------------------------------   ----------------------------------------------
                                                          INCREASE/                                        INCREASE/
                                      2001       2000     (DECREASE)   % CHANGE       2001        2000     (DECREASE)   % CHANGE
                                    --------   --------   ----------   ---------   ----------   --------   ----------   ---------
                                                                       (DOLLARS IN THOUSANDS)
Revenue:
  Rental..........................  $887,734   $817,216    $70,518        8.63%    $1,002,878   $854,463    $148,415      17.37%
  Development and management
    services......................        --         --         --          --         13,190     11,837       1,353      11.43%
  Interest and other..............        --         --         --          --         12,183      8,558       3,625      42.36%
                                    --------   --------    -------       -----     ----------   --------    --------      -----
    Total revenue.................   887,734    817,216     70,518        8.63%     1,028,251    874,858     153,393      17.53%
                                    --------   --------    -------       -----     ----------   --------    --------      -----
Expenses:
  Operating.......................   278,311    254,711     23,600        9.27%       311,371    263,914      47,457      17.98%
  General and administrative......        --         --         --          --         38,312     35,659       2,653       7.44%
  Interest........................        --         --         --          --        223,389    217,064       6,325       2.91%
  Depreciation and amortization...   130,183    126,859      3,324        2.62%       149,348    132,330      17,018      12.86%
  Loss on investments in
    securities....................        --         --         --          --          6,500         --       6,500         --
                                    --------   --------    -------       -----     ----------   --------    --------      -----
    Total expenses................   408,494    381,570     26,924        7.06%       728,920    648,967      79,953      12.32%
                                    --------   --------    -------       -----     ----------   --------    --------      -----
  Income before net derivative
    losses, minority interest in
    property partnerships and
    income from unconsolidated
    joint ventures................  $479,240   $435,646    $43,594       10.01%    $  299,331   $225,891    $ 73,440      32.51%
                                    ========   ========    =======       =====     ==========   ========    ========      =====

    The increase in rental revenue in our Same Property Portfolio is primarily a result of an overall increase in rental rates on new leases and rollovers, an increase in reimbursable operating expenses as well as an increase in termination fees and early surrender income offset by a decrease in occupancy from year to year. Rental revenue is comprised of base rent, including termination fees and early surrender income, recoveries from tenants and parking and other. Base rental revenue is recognized on a straight-line basis over the terms of the respective leases. Accrued rental income represents the amount by which straight-line rental revenue exceeds rents currently billed in accordance with the lease agreements. Straight line rent for the year ended December 31, 2001 was $27.8 million compared to $12.9 million for the year ended
December 31, 2000. Termination fees and early surrender income increased from $3.7 million for the year ended December 31, 2000 to $21.6 million for the year ended December 31, 2001. Included in the $21.6 million is $12.4 million related to the early surrender of space of a tenant at 875 Third Avenue, of which approximately $9.2 million has been received to date. We expect to receive the remaining amount on a monthly basis through July 2002. The occupancy for our Same Property Portfolio decreased from 98.9% as of December 31, 2000 to 95.8% as of December 31, 2001. Additional increases in rental revenues in our total portfolio are primarily the result of rental revenues earned on properties we acquired or placed in service after January 1, 2000 offset by a decrease in overall occupancy from 98.9% to 95.3%.

    The Company has not recognized $0.4 million of rental revenue during the year ended December 31, 2001, related to a tenant who has filed for bankruptcy. Although the tenant vacated the space during 2001, the rental payments, to the extent the space is not re-let, are guaranteed by a third party. Revenue of approximately $0.2 million per month relating to this space will be recognized, when and if, collection is reasonably assured.

    The increase in development and management services income in our total portfolio is mainly due to an increase in development and management income earned on contracts starting in 2001 and 2000 and an increase of approximately $0.4 million of work order profits earned on the entire portfolio. This was offset by certain management and development contracts ending in 2000 and some reductions in charges for management fees.

    The increase in interest and other income in our total portfolio is primarily due to more interest earned as a result of higher average cash balances in 2001 resulting from the remaining proceeds from the public offering in October 2000 offset by lower interest rates.

    Property operating expenses (real estate taxes, utilities, repairs and maintenance, cleaning and other property-related expenses) in our Same Property Portfolio increased mainly due to increases in real estate taxes of $6.0 million, or 2.3%, and increases in utilities of $7.4 million, or 2.9%. Most office leases include reimbursement for these operating expenses. The increase in real estate taxes was primarily due to higher property tax assessments. Small increases in the other property operating expenses account for the remaining difference. Additional increases in property operating expenses in our total portfolio were due to properties we acquired or placed in service after January 1, 2000.

    General and administrative expenses in our total portfolio increased mainly due to an overall increase in payroll due to an increase in the overall size of our total portfolio and the number of employees since January 1, 2000 as well as salary increases to employees. We wrote off $1.4 million of abandoned projects in 2001 compared to a $0.7 million write-off in 2000. In addition, the 2001 expense does not include $3.0 million that was included in the prior year related to the departure of two senior employees.

    Interest expense for our total portfolio increased as a result of having a higher average outstanding debt balance as compared to the prior period. Our debt outstanding at December 31, 2001 was approximately $4.3 billion, compared to $3.4 billion at December 31, 2000. This was partially offset by a decrease in our weighted average interest rates over the year from 7.37% at December 31, 2000 to 6.57% at December 31, 2001.

    Costs directly related to the development of rental properties are capitalized. Capitalized development costs include interest, wages, property taxes, insurance and other project costs incurred during the period of development. Capitalized wages for the years ended December 31, 2001 and 2000 were $6.5 million and $5.0 million, respectively. These costs are not included in the general and administrative expenses discussed above. Interest capitalized for the years ended December 31, 2001 and 2000 was $59.3 million and $37.7 million, respectively. These costs are not included in the interest expense discussed above.

    Depreciation and amortization expense for our Same Property Portfolio increased as a result of capital and tenant improvements made during 2001. Additional increases in depreciation and amortization expense for our total portfolio were mainly due to the properties we acquired or placed in service after January 1, 2000 and related capital and tenant improvements.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2000 TO THE YEAR ENDED DECEMBER 31,
1999

    The table below shows selected operating information for our total portfolio and the 102 buildings acquired or placed in service on or prior to January 1, 1999 and that remained in the total portfolio through December 31, 2000 and excluding properties sold during 2002 (which constitute the Same Property Portfolio for the years ended December 31, 2000 and 1999). The table below does not reflect the results of operations of the properties sold during 2002 as the results of operations have been reclassified as discontinued operations.

                                                SAME PROPERTY PORTFOLIO                            TOTAL PORTFOLIO
                                      --------------------------------------------   --------------------------------------------
                                                            INCREASE/                                      INCREASE/
                                        2000       1999     (DECREASE)   % CHANGE      2000       1999     (DECREASE)   % CHANGE
                                      --------   --------   ----------   ---------   --------   --------   ----------   ---------
                                                                        (DOLLARS IN THOUSANDS)
Revenue:
  Rental............................  $761,662   $713,112    $48,550       6.81%     $854,463   $760,875    $93,588       12.30%
  Development and management
    services........................        --         --         --         --        11,837     14,708     (2,871)     -19.52%
  Interest and other................        --         --         --         --         8,558      6,439      2,119       32.91%
                                      --------   --------    -------       ----      --------   --------    -------      ------
    Total revenue...................   761,662    713,112     48,550       6.81%      874,858    782,022     92,836       11.87%
                                      --------   --------    -------       ----      --------   --------    -------      ------
Expenses:
  Operating.........................   236,320    229,456      6,864       2.99%      263,914    248,546     15,368        6.18%
  General and administrative........        --         --         --         --        35,659     29,455      6,204       21.06%
  Interest..........................        --         --         --         --       217,064    205,410     11,654        5.67%
  Depreciation and amortization.....   117,043    111,715      5,328       4.77%      132,330    119,311     13,019       10.91%
                                      --------   --------    -------       ----      --------   --------    -------      ------
    Total expenses..................   353,363    341,171     12,192       3.57%      648,967    602,722     46,245        7.67%
                                      --------   --------    -------       ----      --------   --------    -------      ------
Income before net derivative losses,
  minority interest in property
  partnerships and income from
  unconsolidated joint ventures.....  $408,299   $371,941    $36,358       9.78%     $225,891   $179,300    $46,591       25.98%
                                      ========   ========    =======       ====      ========   ========    =======      ======

    The increase in rental revenue in our Same Property Portfolio is primarily a result of an overall increase in rental rates on new leases and rollovers, an increase in reimbursable operating expenses, in addition to an increase in occupancy from year to year and an increase in termination fees from $2.3 million to $3.3 million. Rental revenue is comprised of base rent, including termination fees, recoveries from tenants and parking and other. Base rental revenue is recognized on a straight-line basis over the terms of the respective leases. Unbilled rents receivable represents the amount by which straight-line rental revenue exceeds rents currently billed in accordance with the lease agreements. Straight line rent for the year ended December 31, 2000 was $12.9 million compared to $16.8 million for the year ended December 31, 1999. The occupancy for our Same Property Portfolio increased from 97.4% as of December 31, 1999 to 98.8% as of December 31, 2000. The additional increases in rental revenues in our total portfolio are primarily the result of rental revenues earned on properties we acquired or placed in service after January 1, 1999.

    The decrease in development and management services income in the total portfolio is mainly due to contracts expiring during 1999 and 2000.

    The increase in interest and other income in the total portfolio is a result of interest earned on proceeds received from the public offering of our common stock in October 2000 which resulted in higher average cash balances for the year ended December 31, 2000.

    Property operating expenses (real estate taxes, utilities, repairs and maintenance, cleaning and other property-related expenses) in our Same Property Portfolio increased mainly due to increases in real estate taxes of $4.0 million, or 4.2%. Most office leases include reimbursement for these operating expenses. Small increases in other property operating expenses account for the balance of the increase. Additional increases in property operating expenses in our total portfolio were mainly due to properties we acquired or placed-in-service after January 1, 1999 as well as increases in other property-related expenses.

    General and administrative expenses increased due to increases in the overall size of our total portfolio since January 1, 1999. In addition, we incurred a $3.0 million charge related to the departure of two senior employees, which included a non-cash charge of approximately $2.0 million.

    Interest expense for our total portfolio increased due to net increase in mortgage indebtedness and increased amounts outstanding under our unsecured revolving line of credit with Fleet National Bank, as agent, from $3.3 billion to $3.4 billion.

    Costs directly related to the development of rental properties are capitalized. Capitalized development costs include interest, wages, property taxes, insurance and other project costs incurred during the period of development. Capitalized wages for the years ended December 31, 2000 and 1999 were $5.0 million and $3.2 million, respectively. These costs are not included in the general and administrative expenses discussed above. Interest capitalized for the years ended December 31, 2000 and 1999 was $37.7 million and $17.0 million, respectively.

    Depreciation and amortization expense for our Same Property Portfolio increased as a result of capital and tenant improvements made during 2000. Additional increases in depreciation and amortization expense for our total portfolio were due to properties we acquired or placed in service after January 1, 2000 and related capital and tenant improvements.

FUNDS FROM OPERATIONS

    Pursuant to the National Association of Real Estate Investment Trusts revised definition of Funds from Operations, we calculate Funds From Operations by adjusting net income (loss) (computed in accordance with accounting principles generally accepted in the United States of America, including non-recurring items), for gains (or losses) from debt restructuring and sales of properties (except gains and losses from sales of depreciable operating properties), real estate related depreciation and amortization and unconsolidated partnerships and joint ventures. We consider Funds from Operations, after supplemental adjustments, one measure of REIT performance. We believe that Funds From Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. We compute Funds From Operations in accordance with standards established by the National Association of Real Estate Investment Trusts which may not be comparable to Funds From Operations reported by other REITs that do not define the term in accordance with the current National Association of Real Estate Investment Trusts definition or that interpret the current National Association of Real Estate Investment Trusts definition differently. In addition to Funds from Operations (as defined by the National Association of Real Estate Investment Trusts), we also disclose Funds from Operations after certain supplemental adjustments. Funds From Operations does not represent cash generated from operating activities determined in accordance with accounting principles generally accepted in the United States of America and should not be considered as an alternative to net income (determined in accordance with accounting principles generally accepted in the United States of America) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

    Our funds from operations for the respective periods is calculated as follows:

                                                                                                               THE PREDECESSOR
                                                                                                                    GROUP
                                                                        THE COMPANY                            ---------------
                                               -------------------------------------------------------------     PERIOD FROM
                                                        YEAR ENDED DECEMBER 31,               PERIOD FROM      JANUARY 1, 1997
                                               -----------------------------------------   JUNE 23, 1997 TO      TO JUNE 22,
                                                 2001       2000       1999       1998     DECEMBER 31, 1997        1997
                                               --------   --------   --------   --------   -----------------   ---------------
                                                                               (IN THOUSANDS)
Income before net derivative losses, minority
  interests and income from unconsolidated
  joint ventures.............................  $299,331   $225,891   $179,300   $138,363        $38,537            $ 4,819
Add:
  Real estate depreciation and
    amortization.............................   153,550    134,386    119,583     74,649         21,417             16,808
  Income from discontinued operations........     2,989      2,888      3,072      2,212            341                 21
  Income from unconsolidated joint
    ventures.................................     4,186      1,758        468         --
Less:
  Net derivative losses......................   (26,488)        --         --         --             --
  Minority property partnerships' share of
    funds from operations....................    (2,322)    (1,061)    (3,681)    (4,185)          (287)              (198)
  Preferred dividends and distributions......   (33,312)   (32,994)   (32,111)    (5,830)            --                 --
                                               --------   --------   --------   --------        -------            -------

Funds from operations........................   397,934    330,868    266,631    205,209         60,008             21,450
                                               --------   --------   --------   --------        -------            -------
Add (subtract):
  Net derivative losses(1)...................    26,488         --         --         --             --                 --
  Early surrender lease adjustment(2)........    (8,518)        --         --         --             --                 --
                                               --------   --------   --------   --------        -------            -------
Funds from operations before net derivative
  losses and after early surrender lease
  adjustment.................................  $415,904   $330,868   $266,631   $205,209        $60,008            $21,450
                                               ========   ========   ========   ========        =======            =======
Funds from operations available to common
  stockholders before net derivative losses
  and after early surrender lease
  adjustment.................................  $337,823   $247,371   $196,101   $153,045        $42,258                 --
                                               ========   ========   ========   ========        =======            =======

Weighted average shares outstanding--basic...    90,002     71,424     66,235     60,776         38,694                 --
                                               ========   ========   ========   ========        =======            =======

------------------------------

(1) Expense recognized for adjustment to fair value related to SFAS 133.

(2) Represents the remaining payment expected to be received from a previous tenant relating to the early surrender of space.

                                        FOR THE YEAR ENDED             FOR THE YEAR ENDED             FOR THE YEAR ENDED
                                        DECEMBER 31, 2001              DECEMBER 31, 2000              DECEMBER 31, 1999
                                   ----------------------------   ----------------------------   ----------------------------
                                      INCOME      SHARES/UNITS       INCOME      SHARES/UNITS       INCOME      SHARES/UNITS
                                   (NUMERATOR)    (DENOMINATOR)   (NUMERATOR)    (DENOMINATOR)   (NUMERATOR)    (DENOMINATOR)
                                   ------------   -------------   ------------   -------------   ------------   -------------
                                                                         (IN THOUSANDS)
Basic Funds from Operations
  before net derivative losses
  and after early surrender lease
  adjustment.....................    $415,904        110,803        $330,868         95,532        $266,631         90,058
Effect of Dilutive Securities
  Convertible Preferred Units....      26,720         11,012          26,422         10,393          26,428         10,360
  Convertible Preferred Stock....       6,592          2,625           6,572          2,625           5,834          2,337
  Stock Options and other........          --          1,547              --          1,280              --            541
                                     --------        -------        --------        -------        --------        -------
Diluted Funds from Operations
  before net derivative losses
  and after early surrender lease
  adjustment.....................    $449,216        125,987        $363,862        109,830        $298,893        103,296
                                     ========        =======        ========        =======        ========        =======
Diluted Funds from Operations
  available to common
  stockholders before net
  derivative losses and after
  early surrender lease
  adjustment.....................    $375,046        105,185        $283,994         85,723        $229,961         79,473
                                     ========        =======        ========        =======        ========        =======

                                                                                           FOR THE PERIOD FROM
                                                             FOR THE YEAR ENDED              JUNE 23, 1997 TO
                                                             DECEMBER 31, 1998              DECEMBER 31, 1997
                                                        ----------------------------   ----------------------------
                                                           INCOME      SHARES/UNITS       INCOME      SHARES/UNITS
                                                        (NUMERATOR)    (DENOMINATOR)   (NUMERATOR)    (DENOMINATOR)
                                                        ------------   -------------   ------------   -------------
                                                                              (IN THOUSANDS)
Basic Funds from Operations...........................    $205,209        81,487         $60,008         54,950
Effect of Dilutive Securities
  Convertible Preferred Units.........................       2,819         1,135              --             --
  Convertible Preferred Stock.........................          --            --              --             --
  Stock Options.......................................          --           532              --            414
                                                          --------        ------         -------         ------
Diluted Funds from Operations.........................    $208,028        83,154         $60,008         55,364
                                                          ========        ======         =======         ======
Company's share of Diluted Funds from Operations......    $156,215        62,443         $42,258         39,108
                                                          ========        ======         =======         ======

                            BOSTON PROPERTIES, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Accountants...........................     12

Consolidated Balance Sheets as of December 31, 2001 and
  2000......................................................     13

Consolidated Statements of Operations for the years ended
  December 31, 2001, 2000 and 1999..........................     14

Consolidated Statements of Stockholder's Equity for the
  years ended December 31, 2001, 2000 and 1999..............     16

Consolidated Statements of Comprehensive Income for the
  years ended December 31, 2001, 2000 and 1999..............     17

Consolidated Statements of Cash Flows for the years ended
  December 31, 2001, 2000 and 1999..........................     18

Notes to Consolidated Financial Statements..................     20

Financial Statement Schedule--Schedule III..................     44

All other schedules for which a provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Boston Properties, Inc.:

    In our opinion, the accompanying consolidated financial statements and the financial statement schedule listed in the accompanying index present fairly, in all material respects, the financial position of Boston
Properties, Inc. (the "Company") at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial statement schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial statement schedule, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 19 to the consolidated financial statements, the Company, on January 1, 2001, adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended and interpreted. Also, as discussed in Note 20 to the consolidated financial statements, in 2002 the Company adopted the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".


Boston, Massachusetts
January 25, 2002, except for Notes 20 and 21, as to which the date is November 14, 2002

                            BOSTON PROPERTIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
                                                               (IN THOUSANDS, EXCEPT FOR
                                                                    SHARE AMOUNTS)
                                         ASSETS

Real estate:................................................   $7,457,906     $6,112,779
  Less: accumulated depreciation............................     (719,854)      (586,719)
                                                               ----------     ----------
    Total real estate.......................................    6,738,052      5,526,060
Cash and cash equivalents...................................       98,067        280,957
Escrows.....................................................       23,000         85,561
Investments in securities...................................        4,297          7,012
Tenant and other receivables (net of allowance for doubtful
  accounts of $2,394 and $2,112, respectively)..............       43,546         26,852
Accrued rental income (net of allowance of $3,300 and
  $3,300, respectively).....................................      119,494         91,684
Deferred charges, net.......................................      107,573         77,319
Prepaid expenses and other assets...........................       20,996         41,154
Investments in unconsolidated joint ventures................       98,485         89,871
                                                               ----------     ----------
    Total assets............................................   $7,253,510     $6,226,470
                                                               ==========     ==========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Mortgage notes and bonds payable..........................   $4,314,942     $3,414,891
  Accounts payable and accrued expenses.....................       81,108         57,338
  Dividends and distributions payable.......................       79,561         71,274
  Interest rate contracts...................................       11,147             --
  Accrued interest payable..................................        9,080          5,599
  Other liabilities.........................................       58,859         51,926
                                                               ----------     ----------
    Total liabilities.......................................    4,554,697      3,601,028
                                                               ----------     ----------

Commitments and contingencies...............................           --             --
                                                               ----------     ----------
Minority interests..........................................      844,740        877,715
                                                               ----------     ----------
Series A Convertible Redeemable Preferred Stock, liquidation preference $50.00 per share, 2,000,000 shares issued and
  outstanding...............................................      100,000        100,000
                                                               ----------     ----------
Stockholders' equity:
  Excess stock, $.01 par value, 150,000,000 shares
    authorized, none issued or outstanding..................           --             --
  Common stock, $.01 par value, 250,000,000 shares
    authorized, 90,780,591 and 86,630,089 issued and
    outstanding in 2001 and 2000, respectively..............          908            866
  Additional paid-in capital................................    1,789,521      1,673,349
  Dividends in excess of earnings...........................      (17,669)       (13,895)
  Treasury common stock, at cost............................       (2,722)            --
  Unearned compensation.....................................       (2,097)          (848)
  Accumulated other comprehensive loss......................      (13,868)       (11,745)
                                                               ----------     ----------
    Total stockholders' equity..............................    1,754,073      1,647,727
                                                               ----------     ----------
      Total liabilities and stockholders' equity............   $7,253,510     $6,226,470
                                                               ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                            BOSTON PROPERTIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                 2001*       2000*      1999*
                                                              ----------   --------   --------
                                                               (IN THOUSANDS, EXCEPT FOR PER
                                                                       SHARE AMOUNTS)
Revenue
  Rental:
    Base rent...............................................  $  843,854   $711,744   $643,174
    Recoveries from tenants.................................     107,025     91,827     71,950
    Parking and other.......................................      51,999     50,892     45,751
                                                              ----------   --------   --------
      Total rental revenue..................................   1,002,878    854,463    760,875
  Development and management services.......................      13,190     11,837     14,708
  Interest and other........................................      12,183      8,558      6,439
                                                              ----------   --------   --------
      Total revenue.........................................   1,028,251    874,858    782,022
                                                              ----------   --------   --------
Expenses
  Operating.................................................     311,371    263,914    248,546
  General and administrative................................      38,312     35,659     29,455
  Interest..................................................     223,389    217,064    205,410
  Depreciation and amortization.............................     149,348    132,330    119,311
  Loss on investments in securities.........................       6,500         --         --
                                                              ----------   --------   --------
      Total expenses........................................     728,920    648,967    602,722
                                                              ----------   --------   --------
Income before net derivative losses, minority interests in
  property partnerships, income from unconsolidated joint
  ventures, minority interest in Operating Partnership, gain
  (loss) on sale of real estate, discontinued operations,
  extraordinary items, cumulative effect of a change in
  accounting principle and preferred dividend...............     299,331    225,891    179,300
Net derivative losses.......................................     (26,488)        --         --
Minority interests in property partnerships.................       1,085       (932)    (4,614)
Income from unconsolidated joint ventures...................       4,186      1,758        468
                                                              ----------   --------   --------
Income before minority interest in Operating Partnership,
  gain (loss) on sale of real estate, discontinued
  operations, extraordinary items, cumulative effect of a
  change in accounting principle and preferred dividend.....     278,114    226,717    175,154
Minority interest in Operating Partnership..................     (74,832)   (75,310)   (64,104)
                                                              ----------   --------   --------
Income before gain (loss) on sale of real estate,
  discontinued operations, extraordinary items, cumulative
  effect of a change in accounting principle and preferred
  dividend..................................................     203,282    151,407    111,050
Gain (loss) on sale of real estate, net of minority
  interest..................................................       9,089       (234)     6,467
                                                              ----------   --------   --------
Income before discontinued operations, extraordinary items,
  cumulative effect of a change in accounting principle and
  preferred dividend........................................     212,371    151,173    117,517
Discontinued operations, net of minority interest...........       2,428      2,159      2,259
                                                              ----------   --------   --------
Income before extraordinary items, cumulative effect of a
  change in accounting principle and preferred dividend.....     214,799    153,332    119,776
Extraordinary items, net of minority interest...............          --       (334)        --
                                                              ----------   --------   --------
Income before cumulative effect of a change in accounting
  principle and preferred dividend..........................     214,799    152,998    119,776
Cumulative effect of a change in accounting principle, net
  of minority interest......................................      (6,767)        --         --
                                                              ----------   --------   --------
Net income before preferred dividend........................     208,032    152,998    119,776
Preferred dividend..........................................      (6,592)    (6,572)    (5,829)
                                                              ----------   --------   --------
Net income available to common shareholders.................  $  201,440   $146,426   $113,947
                                                              ==========   ========   ========

                            BOSTON PROPERTIES, INC.

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                 2001*       2000*      1999*
                                                              ----------   --------   --------
                                                               (IN THOUSANDS, EXCEPT FOR PER
                                                                       SHARE AMOUNTS)
Basic earnings per share:
  Income available to common shareholders before
    discontinued operations, extraordinary items and
    cumulative effect of a change in accounting principle...  $     2.28   $   2.02   $   1.69
  Discontinued operations, net of minority interest.........        0.03       0.03       0.03
  Extraordinary items, net of minority interest.............          --         --         --
  Cumulative effect of a change in accounting principle, net
    of minority interest....................................       (0.07)        --         --
                                                              ----------   --------   --------
  Net income available to common shareholders...............  $     2.24   $   2.05   $   1.72
                                                              ==========   ========   ========
  Weighted average number of common shares outstanding......      90,002     71,424     66,235
                                                              ==========   ========   ========
Diluted earnings per share:
  Income available to common shareholders before
    discontinued operations, extraordinary items and
    cumulative effect of a change in accounting principle...  $     2.23   $   1.98   $   1.68
  Discontinued operations, net of minority interest.........        0.03       0.03       0.03
  Extraordinary items, net of minority interest.............          --         --         --
  Cumulative effect of a change in accounting principle, net
    of minority interest....................................       (0.07)        --         --
                                                              ----------   --------   --------
  Net income available to common shareholders...............  $     2.19   $   2.01   $   1.71
                                                              ==========   ========   ========
  Weighted average number of common and common equivalent
    shares outstanding......................................      92,200     72,741     66,776
                                                              ==========   ========   ========

* Reclassified as described in Note 20.


   The accompanying notes are an integral part of these financial statements.

                            BOSTON PROPERTIES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                                                            ACCUMULATED
                                 COMMON STOCK       ADDITIONAL    DIVIDENDS     TREASURY                       OTHER
                              -------------------    PAID-IN     IN EXCESS OF    STOCK,      UNEARNED      COMPREHENSIVE
                               SHARES     AMOUNT     CAPITAL       EARNINGS     AT COST    COMPENSATION         LOSS
                              --------   --------   ----------   ------------   --------   -------------   --------------
Stockholders' Equity,
  December 31, 1998.........   63,528      $635     $ 955,711     $  (7,865)
Sale of Common Stock net of
  offering costs............    4,000        40       140,648
Unregistered Common Stock
  issued....................      343         4        12,321
Conversion of operating
  partnership units to
  Common Stock..............       10        --           260
Allocation of minority
  interest..................                          (41,965)
Net income for the year.....                                        113,947
Dividends declared..........                                       (116,975)
Shares issued pursuant to
  stock purchase plan.......        5        --           181
Stock options exercised.....       24        --           622
                               ------      ----     ----------    ---------     -------       -------         --------
Stockholders' Equity,
  December 31, 1999.........   67,910       679     1,067,778       (10,893)
Sale of Common Stock net of
  offering costs............   17,110       171       633,591
Unregistered Common Stock
  issued....................      439         4        18,156
Conversion of operating
  partnership units to
  Common Stock..............      614         6        20,239
Allocation of minority
  interest..................                          (85,809)
Net income for the year.....                                        146,426
Dividends declared..........                                       (149,428)
Shares issued pursuant to
  stock purchase plan.......       11        --           374
Stock options exercised.....      511         5        17,961
Issuance of restricted
  stock.....................       35         1         1,059                                 $(1,060)
Amortization of restricted
  stock award...............                                                                      212
Unrealized holding losses...                                                                                  $(11,745)
                               ------      ----     ----------    ---------     -------       -------         --------
Stockholders' Equity,
  December 31, 2000.........   86,630       866     1,673,349       (13,895)                     (848)         (11,745)
Conversion of operating
  partnership units to
  Common Stock..............    3,765        38       149,588
Allocation of minority
  interest..................                          (47,852)
Net income for the year.....                                        201,440
Dividends declared..........                                       (205,214)
Shares issued pursuant to
  stock purchase plan.......        8        --           213
Stock options exercised.....      412         4        12,396
Treasury stock, at cost.....      (79)                                          $(2,722)
Issuance of restricted
  stock.....................       45                   1,827                                  (1,827)
Amortization of restricted
  stock award...............                                                                      578
Other comprehensive losses,
  net.......................                                                                                    (2,123)
                               ------      ----     ----------    ---------     -------       -------         --------
Stockholders' Equity,
  December 31, 2001.........   90,781      $908     $1,789,521    $ (17,669)    $(2,722)      $(2,097)        $(13,868)
                               ======      ====     ==========    =========     =======       =======         ========


                                TOTAL
                              ----------
Stockholders' Equity,
  December 31, 1998.........  $  948,481
Sale of Common Stock net of
  offering costs............     140,688
Unregistered Common Stock
  issued....................      12,325
Conversion of operating
  partnership units to
  Common Stock..............         260
Allocation of minority
  interest..................     (41,965)
Net income for the year.....     113,947
Dividends declared..........    (116,975)
Shares issued pursuant to
  stock purchase plan.......         181
Stock options exercised.....         622
                              ----------
Stockholders' Equity,
  December 31, 1999.........   1,057,564
Sale of Common Stock net of
  offering costs............     633,762
Unregistered Common Stock
  issued....................      18,160
Conversion of operating
  partnership units to
  Common Stock..............      20,245
Allocation of minority
  interest..................     (85,809)
Net income for the year.....     146,426
Dividends declared..........    (149,428)
Shares issued pursuant to
  stock purchase plan.......         374
Stock options exercised.....      17,966
Issuance of restricted
  stock.....................          --
Amortization of restricted
  stock award...............         212
Unrealized holding losses...     (11,745)
                              ----------
Stockholders' Equity,
  December 31, 2000.........   1,647,727
Conversion of operating
  partnership units to
  Common Stock..............     149,626
Allocation of minority
  interest..................     (47,852)
Net income for the year.....     201,440
Dividends declared..........    (205,214)
Shares issued pursuant to
  stock purchase plan.......         213
Stock options exercised.....      12,400
Treasury stock, at cost.....      (2,722)
Issuance of restricted
  stock.....................          --
Amortization of restricted
  stock award...............         578
Other comprehensive losses,
  net.......................      (2,123)
                              ----------
Stockholders' Equity,
  December 31, 2001.........  $1,754,073
                              ==========

   The accompanying notes are an integral part of these financial statements.

                            BOSTON PROPERTIES, INC.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2001        2000        1999
                                                              ---------   ---------   ---------
                                                                       (IN THOUSANDS)
Net income..................................................  $208,032    $152,998    $119,776

Other comprehensive loss:
  Realized loss on investments in securities included in net
    income available to common shareholders.................     6,500          --          --
  Unrealized gains (losses) on investments in securities:
    Unrealized holding losses arising during the period.....    (1,608)    (11,745)         --
    Less: reclassification adjustment for the cumulative
      effect of a change in accounting principle included in
      net income available to common shareholders...........     6,853          --          --
  Unrealized derivative losses:
    Transition adjustment of interest rate contracts........   (11,414)         --          --
    Effective portion of interest rate contracts............    (2,454)         --          --
                                                              --------    --------    --------
Other comprehensive loss....................................    (2,123)    (11,745)         --
                                                              --------    --------    --------
Comprehensive income........................................  $205,909    $141,253    $119,776
                                                              ========    ========    ========

   The accompanying notes are an integral part of these financial statements

                            BOSTON PROPERTIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                            -----------------------------------
                                                               2001         2000        1999
                                                            -----------   ---------   ---------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net income before preferred dividend....................  $   208,032   $ 152,998   $ 119,776
  Adjustments to reconcile net income before preferred
    dividend to net cash provided by operating activities:
    Depreciation and amortization.........................      150,163     133,150     120,059
    Non-cash portion of interest expense..................        3,937       3,693       2,364
    Non-cash compensation expense.........................          578       2,170          --
    Loss on investments in securities.....................        6,500          --          --
    Non-cash portion of derivative losses.................       (2,473)         --          --
    Minority interest in property partnerships............       (1,085)        932       4,614
    Earnings in excess of distributions from
      unconsolidated joint ventures.......................       (1,451)         90         504
    Minority interest in Operating Partnership............       75,878      75,860      67,186
    Loss (gain) on sales of real estate...................      (11,239)        314      (8,736)
    Extraordinary loss....................................           --         433          --
    Cumulative effect of a change in accounting
      principle...........................................        8,432          --          --
  Change in assets and liabilities:
    Escrows...............................................        4,951      12,303     (21,240)
    Tenant and other receivables, net.....................      (16,694)      1,407      12,571
    Accrued rental income, net............................      (27,961)    (14,509)    (17,977)
    Prepaid expenses and other assets.....................       10,154      (2,792)    (14,040)
    Accounts payable and accrued expenses.................       29,265     (14,300)     19,264
    Interest rate contracts...............................       (2,541)         --          --
    Accrued interest payable..............................        3,481      (2,887)      1,179
    Other liabilities.....................................        8,580       1,644      15,832
    Tenant leasing costs..................................      (27,104)    (21,032)    (11,329)
                                                            -----------   ---------   ---------

      Total adjustments...................................      211,371     176,476     170,251
                                                            -----------   ---------   ---------

      Net cash provided by operating activities...........      419,403     329,474     290,027
                                                            -----------   ---------   ---------

Cash flows from investing activities:
  Acquisitions/additions to real estate...................   (1,322,565)   (615,006)   (657,922)
  Investments in unconsolidated joint ventures............       (7,163)    (16,582)      9,765
  Net proceeds from the sales of real estate..............       26,106      70,712      13,103
  Investments in securities...............................           --      (2,297)     (6,500)
                                                            -----------   ---------   ---------
      Net cash used in investing activities...............   (1,303,622)   (563,173)   (641,554)
                                                            -----------   ---------   ---------

   The accompanying notes are an integral part of these financial statements

                            BOSTON PROPERTIES, INC.

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                 2001        2000        1999
                                                              ----------   ---------   ---------
                                                                        (IN THOUSANDS)
Cash flows from financing activities:
  Net proceeds from the issuance of common stock............          --     633,762     240,688
  Borrowings on unsecured line of credit....................     111,200     184,000     696,000
  Repayments of unsecured line of credit....................    (111,200)   (550,000)   (345,000)
  Repayments of mortgage notes..............................    (229,021)   (525,241)    (33,362)
  Proceeds from mortgage notes..............................   1,128,534     976,390     307,525
  Bonds payable proceeds released from escrow...............      57,610          --          --
  Repayments of notes payable...............................          --          --    (328,143)
  Dividends and distributions...............................    (276,538)   (209,723)   (181,493)
  Proceeds from stock transactions..........................      12,665      16,382         803
  Purchase of treasury common stock.........................      (2,722)         --          --
  Net contributions from minority interest holder...........      37,539          --          --
  Deferred financing costs..................................     (26,738)    (22,949)     (5,622)
                                                              ----------   ---------   ---------

    Net cash provided by financing activities...............     701,329     502,621     351,396
                                                              ----------   ---------   ---------

Net increase (decrease) in cash and cash equivalents........    (182,890)    268,922        (131)
Cash and cash equivalents, beginning of period..............     280,957      12,035      12,166
                                                              ----------   ---------   ---------
Cash and cash equivalents, end of period....................  $   98,067   $ 280,957   $  12,035
                                                              ==========   =========   =========

Supplemental disclosures:
  Cash paid for interest....................................  $  275,263   $ 253,971   $ 218,820
                                                              ==========   =========   =========
  Interest capitalized......................................  $   59,292   $  37,713   $  16,953
                                                              ==========   =========   =========

Non-cash investing and financing activities:
  Additions to real estate included in accounts payable.....  $    5,547   $   4,858   $     606
                                                              ==========   =========   =========
  Mortgage notes payable assumed in connection with the
    acquisition of real estate..............................  $       --   $ 117,831   $  28,331
                                                              ==========   =========   =========
  Mortgage notes payable assigned in connection with the
    sale of real estate.....................................  $       --   $ 166,547   $      --
                                                              ==========   =========   =========
  Bonds payable proceeds escrowed...........................  $       --   $  57,610   $      --
                                                              ==========   =========   =========
  Issuance of minority interest in connection with the
    acquisition of real estate..............................  $       --   $  44,712   $   2,063
                                                              ==========   =========   =========
  Dividends and distributions declared but not paid.........  $   79,561   $  71,274   $  50,114
                                                              ==========   =========   =========
  Notes receivable assigned in connection with an
    acquisition.............................................  $       --   $      --   $ 420,143
                                                              ==========   =========   =========
  Notes payable assigned in connection with an
    acquisition.............................................  $       --   $      --   $  92,000
                                                              ==========   =========   =========
  Common stock issued in connection with an acquisition of
    real estate.............................................  $       --   $   2,660   $     825
                                                              ==========   =========   =========
  Common stock issued in connection with an acquisition of
    minority interest.......................................  $       --   $  15,500   $  11,500
                                                              ==========   =========   =========
  Conversions of Minority Interest to Stockholders'
    Equity..................................................  $  119,604   $  20,245   $     260
                                                              ==========   =========   =========
  Basis adjustment in connection with conversions of
    Minority Interest to Stockholders' Equity...............  $   33,927   $      --   $      --
                                                              ==========   =========   =========
  Real estate contributed to joint ventures.................  $       --   $  36,999   $      --
                                                              ==========   =========   =========
  Issuance of restricted shares to employees................  $    1,827   $   1,060   $      --
                                                              ==========   =========   =========
  Unrealized loss related to investments in securities......  $    1,608   $  11,745   $      --
                                                              ==========   =========   =========

   The accompanying notes are an integral part of these financial statements

                            BOSTON PROPERTIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION

    Boston Properties, Inc. (the "Company"), a Delaware corporation, is a self-administered and self-managed real estate investment trust ("REIT"). Boston Properties, Inc. is the sole general partner of Boston Properties Limited Partnership (the "Operating Partnership") and at December 31, 2001, owned an approximate 75.0% general and limited partnership interest in the Operating Partnership. Partnership interests in the Operating Partnership are denominated as "common units of partnership interest" (also referred to as "OP Units") or "preferred units of partnership interest" (also referred to as "Preferred Units"). All references to OP Units and Preferred Units exclude such units held by the Company. A holder of an OP Unit may present such OP Unit to the Operating Partnership for redemption at any time (subject to restrictions agreed upon at the issuance of OP Units to particular holders that may restrict such right for a period of time, generally one year from issuance). Upon presentation of an OP Unit for redemption, the Operating Partnership must redeem such OP Unit for cash equal to the then value of a share of common stock of the Company ("Common Stock"), except that the Company may, at its election, in lieu of a cash redemption, acquire such OP Unit for one share of Common Stock. Because the number of shares of Common Stock outstanding at all times equals the number of OP Units that the Company owns, one share of Common Stock is generally the economic equivalent of one OP Unit, and the quarterly distribution that may be paid to the holder of an OP Unit equals the quarterly dividend that may be paid to the holder of a share of Common Stock. Each series of Preferred Units bears a distribution that is set in accordance with an amendment to the partnership agreement of the Operating Partnership. Preferred Units may also be convertible into OP Units at the election of the holder thereof or the Company, subject to the terms of such Preferred Units.

    All references to the Company hereafter refer to Boston Properties, Inc. and its subsidiaries, including the Operating Partnership, collectively, unless the context otherwise requires.

PROPERTIES

    At December 31, 2001, the Company owned a portfolio of 147 commercial real estate properties (145 properties at December 31, 2000) (the "Properties") aggregating more than 40.7 million net rentable square feet (including 12 properties under construction totaling approximately 4.9 million net rentable square feet). The Properties consist of 139 office properties, including 107 Class A office properties and 32 Office/Technical properties; five industrial properties; three hotels; and structured parking for 17,645 vehicles containing approximately 6.0 million square feet. In addition, the Company owns or controls 44 parcels of land totaling 568.6 acres (which will support approximately
9.7 million net rentable square feet of development). The Company considers Class A office properties to be centrally located buildings that are professionally managed and maintained, that attract high-quality tenants and command upper-tier rental rates, and that are modern structures or have been modernized to compete with newer buildings. The Company considers Office/Technical properties to be properties that support office, research and development and other technical uses.

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

BASIS OF PRESENTATION

    The consolidated financial statements of the Company include all the accounts of the Company, its majority-owned Operating Partnership, and subsidiaries. All significant intercompany balances and transactions have been eliminated.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REAL ESTATE

    Real estate is stated at depreciated cost. The Company periodically reviews its properties to determine if their carrying amounts will be recovered from future operating cash flows. If the Company determines that an impairment has occurred, those assets shall be reduced to fair value. No such impairment losses have been recognized to date.

    The cost of buildings and improvements include the purchase price of property, legal fees and acquisition costs.

    The costs of land and buildings under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. Interest costs capitalized for the years ended December 31, 2001, 2000 and 1999 were $59.3 million, $37.7 million and $17.0 million, respectively. Salaries and related costs capitalized for the years ended December 31, 2001, 2000 and 1999 were $6.5 million, $5.0 million and $3.2 million, respectively.

    The acquisitions of minority interests for shares of the Company's Common Stock are recorded under the purchase method with assets acquired reflected at the fair market value of the Company's Common Stock on the date of acquisition. The acquisition amounts are allocated to real estate based on their estimated fair values.

    Expenditures for repairs and maintenance are charged to operations as incurred. Significant betterments are capitalized. When assets are sold or retired, their costs and related accumulated depreciation are removed from the accounts with the resulting gains or losses reflected in net income or loss for the period.

    Depreciation is computed on the straight-line basis over the estimated useful lives of the assets as follows:

Land improvements....................   25 to 40 years
Buildings and improvements...........   10 to 40 years
Tenant improvements..................   Shorter of useful life or terms of
                                        related lease
Furniture, fixtures, and equipment...   3 to 7 years

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash on hand and investments with maturities of three months or less from the date of purchase. The majority of the Company's cash and cash equivalents are held at major commercial banks. The Company has not experienced any losses to date on its invested cash.

ESCROWS

    Escrows include amounts established pursuant to various agreements for security deposits, property taxes, insurance and other costs. At December 31, 2000, proceeds of $57.6 million from the permanent financing of a development property had been deposited into an escrow account and recorded in mortgage notes and bonds payable until the completion of construction on the development property, at which time the construction loan was repaid and the proceeds were made available to the Company.

INVESTMENTS IN SECURITIES

    The Company accounts for investments in securities of publicly traded companies in accordance with Statement of Financial Accounting Standard ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Investments" and has classified the securities as available-for-sale. Investments in securities of non-publicly traded companies are recorded at cost, as they are not considered marketable under SFAS 115. During the year ended December 31, 2001, the Company realized a loss totaling $6.5 million related to the write-down of securities of two publicly traded telecommunications companies. The Company determined that the decline in the fair value of these securities was other than temporary as defined by SFAS No. 115. As of December 31, 2000, the fair value of the investments in common stocks and warrants was approximately $7.0 million and the gross unrealized holding loss of approximately $11.7 million was included in accumulated other comprehensive loss on the consolidated balance sheets.

DEFERRED CHARGES

    Deferred charges include leasing costs and financing fees. Fees and costs incurred in the successful negotiation of leases, including brokerage, legal, leasing employee salaries and other costs have been deferred and are being amortized on a straight-line basis over the terms of the respective leases. Fees and costs incurred to obtain long-term financing have been deferred and are being amortized over the terms of the respective loans on a basis that approximates the effective interest method and are included with interest expense. Unamortized financing and leasing costs are charged to expense upon the early repayment of financing or upon the early termination of the lease. Fully amortized deferred charges are removed from the books upon the expiration of the lease or maturity of the debt.

INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES

    The Company accounts for its investments in joint ventures, which it does not control, using the equity method of accounting. Under the equity method of accounting, the net equity investment of the Company is reflected on the consolidated balance sheets, and the Company's share of net income or loss from the joint ventures is included on the consolidated statements of operations.

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The Company serves as the development manager for the joint ventures currently under development. The profit on development fees received from joint ventures is recognized to the extent attributable to the outside interests in the joint ventures.

OFFERING COSTS

    Underwriting commissions and offering costs have been reflected as a reduction of additional paid-in capital.

DIVIDENDS

    Earnings and profits, which determine the taxability of dividends to stockholders, will differ from income reported for financial reporting purposes due to the differences for federal income tax purposes primarily in the estimated useful lives used to compute depreciation. Dividends declared represented 100% ordinary income for federal income tax purposes for the years ended December 31, 2001, 2000 and 1999.

REVENUE RECOGNITION

    Base rental revenue is reported on a straight-line basis over the terms of the respective leases. The impact of the straight-line rent adjustment increased revenue by $27.8 million, $12.9 million and $16.8 million for the years ended December 31, 2001, 2000 and 1999, respectively. Accrued rental income represents rental income earned in excess of rent payments received pursuant to the terms of the individual lease agreements, net of an allowance for doubtful accounts.

    Property operating cost reimbursements due from tenants for common area maintenance, real estate taxes and other recoverable costs are recognized in the period the expenses are incurred.

    Development fees are recognized ratably over the period of development. Management fees are recognized as revenue as they are earned.

    The estimated fair value of warrants received in conjunction with communications license agreements are recognized over the ten-year effective terms of the license agreements.

    The Company recognizes gains from sales of real estate at the time of sale using the full accrual method, provided that various criteria related to the terms of the transactions and any subsequent involvement by us with the properties sold are met. If the criteria are not met, the Company defers the gains and recognizes them when the criteria are met or using the installment or cost recovery methods, as appropriate under the circumstances.

INTEREST EXPENSE AND INTEREST RATE PROTECTION AGREEMENTS

    Interest expense on fixed rate debt with predetermined periodic rate increases is computed using the effective interest method over the terms of the respective loans.

    The Company has entered into certain interest rate protection agreements to reduce the impact of changes in interest rates on its variable rate debt. The fair value of these agreements is reflected on the Consolidated Balance Sheets. Changes in the fair value of these agreements are recorded in the

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Consolidated Statements of Operations to the extent the agreements are not effective for accounting purposes.

EARNINGS PER SHARE

    Basic earnings per share ("EPS") is computed by dividing net income by the weighted average number of shares of Common Stock outstanding during the year. Diluted EPS reflects the potential dilution that could occur from shares issuable through stock-based compensation including stock options, conversion of the minority interests in the Operating Partnership and conversion of the preferred stock of the Company.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying values of cash and cash equivalents, escrows, receivables, accounts payable, accrued expenses and other assets and liabilities are reasonable estimates of their fair values because of the short maturities of these instruments. Mortgage notes payable have aggregate carrying values that approximate their estimated fair values based upon the remaining maturities for certain debt and interest rates for debt with similar terms and remaining maturities. The fair value of these financial instruments were not materially different from their carrying or contract values.

INCOME TAXES

    The Company has elected to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1997. As a result, the Company generally will not be subject to federal corporate income tax on its taxable income that is distributed to its stockholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its annual taxable income. The Company's policy is to distribute 100% of its taxable income. Accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements.

    To assist the Company in maintaining its status as a REIT, the Company leases its three in-service hotel properties, pursuant to leases with a participation in the gross receipts of such hotel properties, to a lessee ("ZL Hotel LLC") in which Messrs. Zuckerman and Linde, the Chairman of the Board and Chief Executive Officer, respectively, are the sole member-managers. Marriott International, Inc. manages these hotel properties under the Marriott-Registered Trademark- name pursuant to management agreements with the lessee. Rental revenue from these leases totaled approximately $31.3 million, $38.1 million and $32.1 million for the years ended December 31, 2001, 2000 and 1999, respectively.

    The net difference between the tax basis and the reported amounts of the Company's assets and liabilities is approximately $1.2 billion as of December 31, 2001 and 2000.

    Certain entities included in the Company's consolidated financial statements are subject to District of Columbia franchise taxes. Franchise taxes are recorded as operating expenses in the accompanying consolidated financial statements.

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATIONS

    Certain prior-year balances have been reclassified in order to conform to current-year presentation.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates include such items as depreciation and allowances for doubtful accounts. Actual results could differ from those estimates.

3.  REAL ESTATE

    Real estate consisted of the following at December 31:

                                                          2001         2000
                                                       ----------   ----------
Land.................................................  $1,194,050   $  965,140
Land held for future development.....................     182,672      107,005
Buildings and improvements...........................   4,640,684    3,939,857
Tenant improvements..................................     264,658      225,305
Furniture, fixtures and equipment....................      66,540       57,994
Development in process...............................   1,109,302      817,478
                                                       ----------   ----------
Total................................................   7,457,906    6,112,779
Less: Accumulated depreciation.......................    (719,854)    (586,719)
                                                       ----------   ----------
                                                       $6,738,052   $5,526,060
                                                       ==========   ==========

4.  DEFERRED CHARGES

    Deferred charges consisted of the following at December 31:

                                                            2001       2000
                                                          --------   --------
Leasing costs...........................................  $114,811   $ 88,681
Financing costs.........................................    74,394     51,453
                                                          --------   --------
                                                           189,205    140,134
Less: Accumulated amortization..........................   (81,632)   (62,815)
                                                          --------   --------
                                                          $107,573   $ 77,319
                                                          ========   ========

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5.  INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES

    The investments in unconsolidated joint ventures consists of the following:

                                                                                            %
ENTITY                                           PROPERTY                LOCATION       OWNERSHIP
------                                     --------------------      ----------------   ---------
One Freedom Square LLC...................  One Freedom Square        Reston, VA            25%(1)
Square 407 LP............................  Market Square North       Washington, D.C.      50%
The Metropolitan Square Associates LLC...  Metropolitan Square       Washington, D.C.      51%
BP 140 Kendrick Street LLC...............  140 Kendrick Street       Needham, MA           25%(1)
BP/CRF 265 Franklin Street Holdings        265 Franklin Street
  LLC....................................                            Boston, MA            35%
Discovery Square LLC.....................  Discovery Square   (2)    Reston, VA            50%
BP/CRF 901 New York Avenue LLC...........  901 New York Avenue(3)    Washington, D.C.      25%(1)
Two Freedom Square LLC...................  Two Freedom Square (2)    Reston, VA            50%

------------------------

(1) Ownership can increase based on certain return hurdles

(2) Property is currently under development

(3) Land held for development

    The combined summarized financial information of the unconsolidated joint ventures is as follows:

                                                             DECEMBER 31,
                                                          -------------------
BALANCE SHEETS                                              2001       2000
--------------                                            --------   --------
Real estate and development in process, net.............  $720,568   $640,688
Other assets............................................    40,670     30,919
                                                          --------   --------
  Total assets..........................................  $761,238   $671,607
                                                          ========   ========

Mortgage and construction loans payable.................  $507,865   $446,520
Other liabilities.......................................    16,497     10,904
Partners' equity........................................   236,876    214,183
                                                          --------   --------
  Total liabilities and partners' equity................  $761,238   $671,607
                                                          ========   ========
Company's share of equity...............................  $ 98,485   $ 89,871
                                                          ========   ========

                                                      YEAR ENDED DECEMBER 31,
                                                   ------------------------------
STATEMENTS OF OPERATIONS                             2001       2000       1999
------------------------                           --------   --------   --------
Total revenue....................................  $80,813    $42,754    $12,836
Expenses
  Operating......................................   23,024     12,479      3,298
  Interest.......................................   32,434     17,697      3,777
  Depreciation and amortization..................   13,557      7,802      3,308
                                                   -------    -------    -------
Total expenses...................................   69,015     37,978     10,383
                                                   -------    -------    -------
Net income.......................................  $11,798    $ 4,776    $ 2,453
                                                   =======    =======    =======
Company's share of net income....................  $ 4,186    $ 1,758    $   468
                                                   =======    =======    =======

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6.  MORTGAGE NOTES AND BONDS PAYABLE

    The Company had outstanding mortgage notes and bonds payable totaling
$4.3 billion and $3.4 billion as of December 31, 2001 and 2000, respectively, each collateralized by one or more buildings and related land included in real estate assets. The mortgage notes payable are generally due in monthly installments and mature at various dates through August 1, 2021.

    Fixed rate mortgage notes and bonds payable totaled approximately
$3.4 billion and $3.0 billion at December 31, 2001 and 2000, respectively, with interest rates ranging from 6.40% to 9.65% (averaging 7.27% and 7.21% at December 31, 2001 and 2000, respectively).

    Variable rate mortgage notes payable (including construction loans payable) totaled approximately $866.0 million and $404.1 million at December 31, 2001 and 2000, respectively, with interest rates ranging from 1.60% above the London Interbank Offered Rate ("LIBOR") (1.87% and 6.57% at December 31, 2001 and 2000, respectively) to 2.00% above LIBOR.

    At December 31, 2001, the Company was a party to hedge contracts totaling $150.0 million. The hedging agreements provide for a fixed interest rate when LIBOR is less than 5.76% and when LIBOR is between 6.35% and 7.45% and between 7.51% and 9.00% for terms ranging from three to five years per the individual hedging agreements.

    Mortgage notes payable aggregating approximately $115.1 million and $190.5 million at December 31, 2001 and 2000, respectively, are subject to periodic scheduled interest rate increases. Interest expense for these mortgage notes payable is computed using the effective interest method. Mortgage notes payable aggregating approximately $220.7 million and $224.8 million at December 31, 2001 and 2000, respectively, have been accounted for at their fair value on the date the mortgage loans were assumed. The impact of using these accounting methods decreased interest expense by $1.7 million, $3.6 million and $4.7 million for the years ended December 31, 2001, 2000 and 1999, respectively. The cumulative liability related to these accounting methods was $7.9 million and $9.6 million at December 31, 2001 and 2000, respectively, and is included in mortgage notes and bonds payable.

    Combined aggregate principal payments of mortgage notes and bonds payable at December 31, 2001 are as follows:

                                                              (IN THOUSANDS)
                                                              --------------
2002........................................................    $ 282,139
2003........................................................      809,695
2004........................................................      306,567
2005........................................................      277,880
2006........................................................      284,516
Thereafter..................................................    2,354,145

7.  UNSECURED LINE OF CREDIT

    As of December 31, 2001, the Company had an agreement for a $605.0 million unsecured revolving credit facility (the "Unsecured Line of Credit") maturing in March 2003. Outstanding balances under the Unsecured Line of Credit currently bear interest at a floating rate based on an increase over Eurodollar from 105 to 170 basis points or an increase over the lender's prime rate from

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7.  UNSECURED LINE OF CREDIT (CONTINUED)

zero to 75 basis points, depending upon the Company's applicable leverage ratio. The Unsecured Line of Credit requires payments of interest only.

    There were no outstanding balances on the Unsecured Line of Credit at December 31, 2001 and 2000. The weighted-average balance outstanding was approximately $11.3 million and $233.1 million during the year ended
December 31, 2001 and 2000, respectively. The weighted-average interest rate on amounts outstanding was approximately 5.49% and 7.65% during the year ended December 31, 2001 and 2000, respectively.

    The Company's ability to borrow under the Unsecured Line of Credit is subject to the Company's ongoing compliance with a number of financial and other covenants, including, but not limited to, maintaining a certain ratio of secured indebtedness to total asset value, as defined.

8.  COMMITMENTS AND CONTINGENCIES

CONCENTRATIONS OF CREDIT RISK

    Management of the Company performs ongoing credit evaluations of tenants and may require tenants to provide some form of credit support such as corporate guarantees and/or other financial guarantees. Although the Company's properties are geographically diverse and the tenants operate in a variety of industries, to the extent the Company has a significant concentration of rental revenue from any single tenant, the inability of that tenant to make its lease payments could have an adverse effect on the Company.

LEGAL MATTERS

    The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management believes that the final outcome of such matters will not have a material adverse effect on the financial position, results of operations or liquidity of the Company.

ENVIRONMENTAL MATTERS

    It is the Company's policy to retain independent environmental consultants to conduct or update Phase I environmental assessments (which generally do not involve invasive techniques such as soil or ground water sampling) and asbestos surveys with respect to its properties. These pre-purchase environmental assessments have not revealed environmental conditions that the Company believes will have a material adverse effect on its business, assets or results of operations, and the Company is not otherwise aware of environmental conditions with respect to its properties which it believes would have such a material adverse effect. However, from time to time pre-existing environmental conditions at its properties have required environmental testing and/or regulatory filings.

    In February 1999, one of the Company's affiliates acquired from Exxon Corporation a property in Massachusetts that was formerly used as a petroleum bulk storage and distribution facility and was known by the state regulatory authority to contain soil and groundwater contamination. The Company recently completed development of an office park on the property. The Company's affiliate engaged a specially licensed environmental consultant to oversee the management of contaminated soil and

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

groundwater that was disturbed in the course of construction. Pursuant to the property acquisition agreement, Exxon agreed to (1) bear the liability arising from releases or discharges of oil and hazardous substances which occurred at the site prior to the Company's ownership, (2) continue remediating such releases and discharges as necessary and appropriate to comply with applicable requirements, and (3) indemnify the Company's affiliate for certain losses arising from preexisting site conditions. Any indemnity claim may be subject to various defenses.

    Environmental investigations at two of the Company's properties in Massachusetts have identified groundwater contamination migrating from off-site source properties. In both cases the Company engaged a specially licensed environmental consultant to perform the necessary investigations and assessments and to prepare submittals to the state regulatory authority, including Downgradient Property Status Opinions. These Opinions concluded that the properties qualify for Downgradient Property Status under the state regulatory program, which eliminates certain deadlines for conducting response actions at a site. The Company also believes that these properties qualify for liability relief under certain statutory amendments regarding upgradient releases. Although the Company believes that the current or former owners of the upgradient source properties may ultimately be responsible for some or all of the costs of addressing the identified groundwater contamination, the Company will take necessary further response actions (if any are required). No such additional response actions are anticipated at this time.

    One of the Company's affiliates recently acquired a property in Massachusetts where historic groundwater contamination was identified prior to acquisition. The Company engaged a specially licensed environmental consultant to perform investigations and to prepare necessary submittals to the state regulatory authority. The environmental consultant has concluded that
(1) certain identified groundwater contaminants are migrating to the subject property from an off-site source property and (2) certain other detected contaminants are likely related to a historic release on the subject property. The consultant has recommended filing a Downgradient Property Status Opinion (described above) with respect to contamination migrating from off-site and conducting additional investigations, including the installation of off-site monitoring wells, to determine the nature and extent of contamination potentially associated with the historic use of the subject property. The Company's affiliate has authorized such additional investigations and will take necessary further response actions (if any are required).

    Some of the Company's properties and certain properties owned by its affiliates are located in urban, industrial and other previously developed areas where fill or current or historical uses of the areas have caused site contamination. Accordingly, it is sometimes necessary to institute special soil and/or groundwater handling procedures in connection with construction and other property operations in order to achieve regulatory closure and ensure that contaminated materials are addressed in an appropriate manner. In these situations it is the Company's practice to investigate the nature and extent of detected contamination and estimate the costs of required response actions and special handling procedures. The Company then uses this information as part of its decision-making process with respect to the acquisition and/or development of the property. For example, the Company recently acquired a parcel in Massachusetts, formerly used as a quarry/asphalt batching facility, which it may develop in the future. Pre-purchase testing indicated that the site contains relatively low levels of certain contaminants. The Company anticipates that this contamination will be addressed in concert

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

with future construction activities. When appropriate, the Company expects to file a plan detailing such activities with the state regulatory authority and to submit it for public review and comment pursuant to the state regulatory authority's public information process.

    The Company expects that resolution of the environmental matters relating to the above will not have a material impact on its financial position, results of operations or liquidity.

DEVELOPMENT

    The Company has twelve properties currently under construction. Commitments to complete these projects totaled approximately $672.3 million and $677.7 million at December 31, 2001 and 2000, respectively. Of the remaining commitment, $657.0 of the costs will be covered under its existing construction loans.

SALE OF PROPERTY

    The Operating Partnership Agreement provides that, until June 23, 2007, the Operating Partnership may not sell or otherwise transfer four designated properties in a taxable transaction without the prior written consent of the Chairman and Chief Executive Officer. In connection with the acquisition or contribution of 32 other Properties, the Company entered into similar agreements for the benefit of the selling or contributing parties which specifically state the Company will not sell or otherwise transfer the Properties in a taxable transaction until specified dates ranging from June 2002 to April 2016. The Operating Partnership is not required to obtain the consent from a party protected thereby if such party does not continue to hold at least a specified percentage of such party's OP Units issued in connection with such acquisition or contribution.

9.  MINORITY INTERESTS

    Minority interests relate to the interest in the Operating Partnership not owned by the Company and interests in property partnerships not owned by the Company. As of December 31, 2001, the minority interest in the Operating Partnership consisted of 20,212,776 OP Units and 9,346,033 Preferred Units held by parties other than the Company.

    On April 25, 2001, the Company acquired Citigroup Center through a venture with a private real estate investment company. This venture is consolidated with the financial results of the Company because the Company exercises control over the entity that owns the property. The equity interest in the venture that is not owned by the Company, totaling approximately $34.4 million at December 31, 2001, is included in Minority Interests on the accompanying Consolidated Balance Sheet. The minority interest holder's share of income for Citigroup Center is reflective of the Company's preferential return on and of its capital.

    The Preferred Units at December 31, 2001 consist of 2,486,026 Series One Preferred Units of limited partnership in the Operating Partnership (the "Series One Preferred Units"), which bear a preferred distribution of 7.25% per annum on a liquidation preference of $34.00 per unit and are convertible into OP Units at a rate of $38.25 per Preferred Unit; 6,213,131 Series Two and Three Preferred Units of limited partnership in the Operating Partnership (the "Series Two and Three Preferred Units"), which bear a preferred distribution at an increasing rate, ranging from 5.00% to

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9.  MINORITY INTERESTS (CONTINUED)

7.00% per annum on a liquidation preference of $50.00 per unit and will be convertible into OP Units after December 31, 2002 at a rate of $38.10 per Preferred Unit; and 650,876 Series Z Preferred Units, which bear distributions at a rate ranging from zero to the distribution rate of an OP Unit, with a liquidation preference of $37.25 per unit and are convertible into OP Units at a rate equal to the greater of (1) one-for-one or (2) $37.25 divided by the fair market value of an OP Unit on the earlier of (1) the date of each such conversion or (2) the date on which the Company registers the Common Stock that may be issued in exchange for any OP Units issued upon such conversion. Distributions to holders of Preferred Units are recognized on a straight-line basis that approximates the effective interest method.

10.  REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

    As of December 31, 2001, the Company had 90,780,591 shares of Common Stock and 2,000,000 shares of Series A Convertible Redeemable Preferred Stock (the "Preferred Stock") outstanding. The Preferred Stock bears a preferred dividend at an increasing rate, ranging from 5.00% to 7.00% per annum on a liquidation preference of $50.00 per share and will be convertible into Common Stock after December 31, 2002 at a rate of $38.10 per share. The preferred dividend is recognized on a straight-line basis that approximates the effective interest method. These shares of Preferred Stock are not classified as equity in certain instances as they are convertible into shares of Common Stock at the election of the holder after December 31, 2002 or are redeemable for cash at the election of the holder in six annual tranches commencing on May 12, 2009.

    On September 14, 2001, the Board of Directors of the Company authorized a stock repurchase program under which the Company is permitted to purchase up to $100 million of the Company's outstanding Common Stock. As of December 31, 2001, the Company had repurchased 78,900 shares of Common Stock for an aggregate cost of approximately $2.7 million.

11.  FUTURE MINIMUM RENTS

    The Properties are leased to tenants under net operating leases with initial term expiration dates ranging from 2002 to 2029. The future minimum lease payments to be received (excluding operating expense reimbursements) by the Company as of December 31, 2001 (excluding properties sold during 2002), under non-cancelable operating leases (including leases for properties under development), which expire on various dates through 2029, are as follows:

YEARS ENDING DECEMBER 31,                                     (IN THOUSANDS)
-------------------------                                     --------------
2002........................................................    $ 918,435
2003........................................................      938,176
2004........................................................      917,959
2005........................................................      840,564
2006........................................................      743,294
Thereafter..................................................    4,840,639

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11.  FUTURE MINIMUM RENTS (CONTINUED)

    The geographic concentration of the future minimum lease payments to be received is detailed as follows:

LOCATION                                                      (IN THOUSANDS)
--------                                                      --------------
Midtown Manhattan...........................................    $4,739,448
Greater Washington, D.C.....................................     1,611,025
Greater Boston..............................................     1,598,361
Greater San Francisco.......................................       900,526
New Jersey and Pennsylvania.................................       349,707

    No one tenant represented more than 10.0% of the Company's total rental revenue for the years ended December 31, 2001, 2000 and 1999.

12.  SEGMENT REPORTING

    The Company has determined that its reportable segments are those that are based on the Company's method of internal reporting, which classifies its operations by both geographic area and property type. The Company's reportable segments by geographic area are: Greater Boston, Greater Washington, D.C., Midtown Manhattan, Greater San Francisco, and New Jersey and Pennsylvania. Segments by property type include: Class A Office, Office/Technical, Industrial and Hotel.

    Asset information by reportable segment is not reported, since the Company does not use this measure to assess performance; therefore, the depreciation and amortization expenses are not allocated among segments. Development and management services revenue, interest and other revenue, general and administrative expenses and interest expense are not included in operating income, as the internal reporting addresses these on a corporate level.

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12.  SEGMENT REPORTING (CONTINUED)

    Information by Geographic Area and Property Type:
For the year ended December 31, 2001:

                                              GREATER                                NEW JERSEY
                                 GREATER    WASHINGTON,    MIDTOWN    GREATER SAN       AND
                                  BOSTON       D.C.       MANHATTAN    FRANCISCO    PENNSYLVANIA     TOTAL
                                 --------   -----------   ---------   -----------   ------------   ----------
Rental Revenue:
  Class A.....................   $220,126     $223,865    $222,490      $213,378       $62,357     $  942,216
  Office/Technical............      7,837       14,420          --         2,019            --         24,276
  Industrial..................      1,199          677          --         1,456           724          4,056
  Hotels......................     32,330           --          --            --            --         32,330
                                 --------     --------    --------      --------       -------     ----------
    Total.....................    261,492      238,962     222,490       216,853        63,081      1,002,878
% of Grand Totals.............      26.07%       23.83%      22.19%        21.62%         6.29%        100.00%

Rental Expenses:
  Class A.....................     76,472       58,164      70,360        74,358        20,493        299,847
  Office/Technical............      1,871        2,470          --           354            --          4,695
  Industrial..................        425          260          --           241           122          1,048
  Hotels......................      5,781           --          --            --            --          5,781
                                 --------     --------    --------      --------       -------     ----------
    Total.....................     84,549       60,894      70,360        74,953        20,615        311,371
% of Grand Totals.............      27.15%       19.57%      22.60%        24.07%         6.61%        100.00%
                                 --------     --------    --------      --------       -------     ----------
Net operating income..........   $176,943     $178,068    $152,130      $141,900       $42,466     $  691,507
                                 ========     ========    ========      ========       =======     ==========
% of Grand Totals.............      25.59%       25.74%      22.00%        20.53%         6.14%        100.00%

    For the year ended December 31, 2000:

                                               GREATER                                NEW JERSEY
                                  GREATER    WASHINGTON,    MIDTOWN    GREATER SAN       AND
                                   BOSTON       D.C.       MANHATTAN    FRANCISCO    PENNSYLVANIA     TOTAL
                                  --------   -----------   ---------   -----------   ------------   ---------
Rental Revenue:
  Class A......................   $190,900     $212,512    $141,400      $182,657       $59,442     $ 786,911
  Office/Technical.............      5,912       15,367          --         1,851            --        23,130
  Industrial...................      1,921        1,348          --         1,736           714         5,719
  Hotels.......................     38,703           --          --            --            --        38,703
                                  --------     --------    --------      --------       -------     ---------
    Total......................    237,436      229,227     141,400       186,244        60,156       854,463
% of Grand Totals..............      27.78%       26.83%      16.55%        21.80%         7.04%       100.00%

Rental Expenses:
  Class A......................     67,704       56,078      47,537        62,940        18,255       252,514
  Office/Technical.............      2,315        2,711          --           334            --         5,360
  Industrial...................        553          452          --           224           117         1,346
  Hotels.......................      4,694           --          --            --            --         4,694
                                  --------     --------    --------      --------       -------     ---------
    Total......................     75,266       59,241      47,537        63,498        18,372       263,914
% of Grand Totals..............      28.52%       22.45%      18.01%        24.06%         6.96%       100.00%
                                  --------     --------    --------      --------       -------     ---------
Net operating income...........   $162,170     $169,986    $ 93,863      $122,746       $41,784     $ 590,549
                                  ========     ========    ========      ========       =======     =========
% of Grand Totals..............      27.46%       28.78%      15.89%        20.79%         7.08%       100.00%

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12.  SEGMENT REPORTING (CONTINUED)

    For the year ended December 31, 1999:

                                               GREATER                                NEW JERSEY
                                  GREATER    WASHINGTON,    MIDTOWN    GREATER SAN       AND
                                   BOSTON       D.C.       MANHATTAN    FRANCISCO    PENNSYLVANIA     TOTAL
                                  --------   -----------   ---------   -----------   ------------   ---------
Rental Revenue:
  Class A......................   $162,109     $202,323    $136,814      $158,127       $41,852     $ 701,225
  Office/Technical.............      5,892       14,185          --         1,672            --        21,749
  Industrial...................      1,671        1,433          --         1,220           675         4,999
  Hotels.......................     32,902           --          --            --            --        32,902
                                  --------     --------    --------      --------       -------     ---------
    Total......................    202,574      217,941     136,814       161,019        42,527       760,875
% of Grand Totals..............      26.63%       28.64%      17.98%        21.16%         5.59%       100.00%

Rental Expenses:
  Class A......................     63,493       55,346      46,938        59,076        12,695       237,548
  Office/Technical.............      1,744        2,846          --           381            --         4,971
  Industrial...................        506          450          --           215            83         1,254
  Hotels.......................      4,773           --          --            --            --         4,773
                                  --------     --------    --------      --------       -------     ---------
    Total......................     70,516       58,642      46,938        59,672        12,778       248,546
% of Grand Totals..............      28.37%       23.59%      18.89%        24.01%         5.14%       100.00%
                                  --------     --------    --------      --------       -------     ---------
Net operating income...........   $132,058     $159,299    $ 89,876      $101,347       $29,749     $ 512,329
                                  ========     ========    ========      ========       =======     =========
% of Grand Totals..............      25.78%       31.09%      17.54%        19.78%         5.81%       100.00%

    The following is a reconciliation of net operating income to income before net derivative losses, minority interests and income from unconsolidated joint ventures:

                                                                2001       2000       1999
                                                              --------   --------   --------
Net operating income........................................  $691,507   $590,549   $512,329
Add:
  Development and management services.......................    13,190     11,837     14,708
  Interest and other........................................    12,183      8,558      6,439
Less:
  General and administrative................................    38,312     35,659     29,455
  Interest expense..........................................   223,389    217,064    205,410
  Depreciation and amortization.............................   149,348    132,330    119,311
  Loss on investments in securities.........................     6,500         --         --
                                                              --------   --------   --------
Income before net derivative losses, minority interests and
  income from unconsolidated joint ventures.................  $299,331   $225,891   $179,300
                                                              ========   ========   ========

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13.  GAIN ON SALE OF REAL ESTATE AND EXTRAORDINARY ITEMS

    The Company realized a gain of $9.1 million (net of minority interest share of $2.1 million) for the year ended December 31, 2001 related to the sales of various properties. The Company realized a loss of $0.2 million (net of minority interest share of $0.1 million) for the year ended December 31, 2000 related to the sales of various properties. The Company realized a gain of $6.5 million (net of minority interest share of $2.2 million) for the year ended
December 31, 1999 from the sale of a property.

    The Company incurred an extraordinary loss of $0.3 million (net of minority interest share of $0.1 million) for the year ended December 31, 2000 from the write-off of unamortized deferred financing costs related to the early extinguishment of a mortgage note payable.

14.  EARNINGS PER SHARE

    Earnings per share is computed as follows:

                                                             FOR THE YEAR ENDED DECEMBER 31, 2001
                                                            ---------------------------------------
                                                              INCOME         SHARES       PER SHARE
                                                            (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                            -----------   -------------   ---------
Basic Earnings Per Share:
  Income available to common stockholders.................   $201,440        90,002         $2.24
Effect of Dilutive Securities:
  Stock Options and other.................................        244         2,198          (.05)
                                                             --------        ------         -----
Diluted Earnings Per Share:
  Income available to common stockholders.................   $201,684        92,200         $2.19
                                                             ========        ======         =====

                                                             FOR THE YEAR ENDED DECEMBER 31, 2000
                                                            ---------------------------------------
                                                              INCOME         SHARES       PER SHARE
                                                            (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                            -----------   -------------   ---------
Basic Earnings Per Share:
  Income available to common stockholders.................   $146,426        71,424         $2.05
Effect of Dilutive Securities:
  Stock Options and other.................................         --         1,317          (.04)
                                                             --------        ------         -----
Diluted Earnings Per Share:
  Income available to common stockholders.................   $146,426        72,741         $2.01
                                                             ========        ======         =====

                                                             FOR THE YEAR ENDED DECEMBER 31, 1999
                                                            ---------------------------------------
                                                              INCOME         SHARES       PER SHARE
                                                            (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                            -----------   -------------   ---------
Basic Earnings Per Share:
  Income available to common stockholders.................   $113,947        66,235         $1.72
Effect of Dilutive Securities:
  Stock Options...........................................         --           541          (.01)
                                                             --------        ------         -----
Diluted Earnings Per Share:
  Income available to common stockholders.................   $113,947        66,776         $1.71
                                                             ========        ======         =====

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

15.  EMPLOYEE BENEFIT PLAN

    Effective January 1, 1985, the predecessor of the Company adopted a 401(k) Savings Plan (the "Plan") for its employees. Under the Plan, as amended, employees as defined, are eligible to participate in the Plan after they have completed three months of service. In addition, participants may elect to make an after-tax contribution of up to 10% of their wages. Upon formation, the Company adopted the Plan and the terms of the Plan.

    In November 1999, the Company amended the Plan by increasing the Company's matching contribution to 200% of the first 3% from 200% of the first 2% of participant's pay contributed (utilizing pay that is not in excess of $100) and by eliminating the vesting requirement. The effective date of these changes was January 1, 2000.

    The Plan provides that matching employer contributions are to be determined at the discretion of the Company. The Company's matching contribution for the years ended December 31, 2001, 2000 and 1999 was $1.8 million, $1.7 million and $0.9 million, respectively.

16.  STOCK OPTION AND INCENTIVE PLAN AND STOCK PURCHASE PLAN

    The Company has established a stock option and incentive plan for the purpose of attracting and retaining qualified executives and rewarding them for superior performance in achieving the Company's business goals and enhancing stockholder value.

    Under the plan, the number of shares available for option grant is 14,699,162 shares plus as of the first day of each calendar quarter after January 1, 2000, 9.5% of any net increase since the first day of the preceding calendar quarter in the total number of shares of Common Stock outstanding, on a fully converted basis (excluding Preferred Stock). At December 31, 2001, the number of shares available for option grants under the plan was 4,673,521. The strike price on the shares granted is equal to the market price of the Company's Common Stock on the grant date. Shares granted under the plan vest over two, three or five years. The term of each option is ten years from the date of grant.

    The Company issued 44,842 and 34,822 shares of restricted stock during the years ended December 31, 2001 and 2000, respectively. There was no restricted stock issued prior to the year 2000. The shares of restricted stock were valued at approximately $1.8 million ($40.75 per share) and $1.1 million ($30.4375 per share) for the years ended December 31, 2001 and 2000, respectively. The restricted stock vests over a five-year period, with one-fifth of the shares vesting each year and has been recognized net of amortization as unearned compensation on the consolidated balance sheets. Compensation expense related to the restricted stock totaled $0.6 million and $0.2 million for the years ended December 31, 2001 and 2000, respectively. There was no compensation expense related to restricted stock during the year ended December 31, 1999.

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16.  STOCK OPTION AND INCENTIVE PLAN AND STOCK PURCHASE PLAN (CONTINUED)

    A summary of the status of the Company's stock options as of December 31, 2001, 2000 and 1999 and changes during the years ended December 31, 2001, 2000 and 1999 are presented below:

                                                                      WEIGHTED
                                                                      AVERAGE
                                                        SHARES     EXERCISE PRICE
                                                      ----------   --------------
Outstanding at January 1, 1999......................   5,837,950       $30.58
Granted.............................................   1,777,408       $33.20
Exercised...........................................     (24,023)      $25.87
Canceled............................................     (35,877)      $33.38
                                                      ----------       ------
Outstanding at December 31, 1999....................   7,555,458       $31.20
Granted.............................................   1,072,750       $30.60
Exercised...........................................    (511,281)      $30.59
Canceled............................................     (15,245)      $33.20
                                                      ----------       ------
Outstanding at December 31, 2000....................   8,101,682       $31.15
Granted.............................................   3,247,250       $41.60
Exercised...........................................    (406,371)      $30.40
Canceled............................................     (35,003)      $33.60
                                                      ----------       ------
Outstanding at December 31, 2001....................  10,907,558       $34.28
                                                      ==========       ======

    The per share weighted-average fair value of options granted was $5.01, $3.79 and $3.98 for the years ended December 31, 2001, 2000 and 1999, respectively. The per share fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 2001, 2000 and 1999.

                                                     2001       2000       1999
                                                   --------   --------   --------
Dividend yield...................................     5.72%      6.90%      6.08%
Expected life of option..........................  6 Years    6 Years    6 Years
Risk-free interest rate..........................     5.13%      6.51%      5.07%
Expected stock price volatility..................       20%        20%        20%

    The following table summarizes information about stock options outstanding at December 31, 2001:

                       OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
------------------------------------------------------------------   ----------------------------
                                         WEIGHTED-       WEIGHTED-
      RANGE OF            NUMBER          AVERAGE         AVERAGE      NUMBER        WEIGHTED-
      EXERCISE          OUTSTANDING      REMAINING       EXERCISE    EXERCISABLE      AVERAGE
       PRICES           AT 12/31/01   CONTRACTUAL LIFE     PRICE     AT 12/31/01   EXERCISE PRICE
---------------------   -----------   ----------------   ---------   -----------   --------------
$25.00 - $36.81......    7,665,308    6.46 Years          $31.19      4,999,346        $31.37
$39.07 - $42.12......    3,242,250    9.08 Years          $41.59             --            --

    In addition, the Company had 3,397,714 and 1,328,955 options exercisable at weighted-average exercise prices of $32.11 and 33.26 at December 31, 2000 and 1999, respectively.

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16.  STOCK OPTION AND INCENTIVE PLAN AND STOCK PURCHASE PLAN (CONTINUED)

    The Company adopted the 1999 Non-Qualified Employee Stock Purchase Plan (the "Stock Purchase Plan") to encourage the ownership of Common Stock by eligible employees. The Stock Purchase Plan became effective on January 1, 1999 with an aggregate maximum of 250,000 shares of Common Stock available for issuance. The Stock Purchase Plan provides for eligible employees to purchase at the end of the biannual purchase periods shares of Common Stock for 85% of the average closing price during the valuation period, as defined. The Company issued 8,538, 11,105 and 5,115 shares with the weighted average fair value of the purchase right equal to $36.02 per share, $28.15 per share and $30.24 per share under the Stock Purchase Plan as of December 31, 2001, 2000 and 1999, respectively.

    The Company applies Accounting Practice Bulletin 25 and related interpretations in accounting for its stock option and stock purchase plan. Accordingly, no compensation cost has been recognized.

    The compensation cost under SFAS 123 for the stock performance-based plan would have been $11.7 million, $12.0 million and $10.5 million for the years ended December 31, 2001, 2000 and 1999, respectively. Had compensation cost for the Company's grants for stock-based compensation plans been determined consistent with SFAS 123, the Company's net income, and net income per common share for 2001, 2000 and 1999 would approximate the pro forma amounts below:

                                                  2001       2000       1999
                                                --------   --------   --------
Net income....................................  $189,786   $134,386   $103,481
Net income per common share--basic............  $   2.11   $   1.88   $   1.56
Net income per common share--diluted..........  $   2.06   $   1.85   $   1.55

    The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to future anticipated awards.

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17.  SELECTED INTERIM FINANCIAL INFORMATION (UNAUDITED)

                                                                     2001 QUARTER ENDED
                                                     ---------------------------------------------------
                                                     MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                                     ---------   --------   -------------   ------------
Total revenue......................................  $232,246    $255,083     $275,959        $264,963
Income before minority interest in Operating
  Partnership......................................    67,650      66,214       71,381          72,869
Income before extraordinary items..................    54,017      50,686       53,168          56,928
Net income available to common stockholders........    45,607      49,038       51,515          55,280
Income before extraordinary items per
  share--basic.....................................       .59         .54          .57             .61
Income before extraordinary items per
  share--diluted...................................       .57         .53          .56             .60

                                                                     2000 QUARTER ENDED
                                                     ---------------------------------------------------
                                                     MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                                     ---------   --------   -------------   ------------
Total revenue......................................  $209,121    $216,121     $222,228        $227,388
Income before minority interest in Operating
  Partnership......................................    49,473      55,716       57,666          63,862
Income before extraordinary items..................    32,620      37,327       38,173          45,212
Net income available to common stockholders........    30,977      35,684       36,530          43,235
Income before extraordinary items per
  share--basic.....................................       .46         .52          .53             .54
Income before extraordinary items per
  share--diluted...................................       .45         .51          .52             .53

18.  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

    The accompanying unaudited pro forma information for the years ended December 31, 2001 and 2000 is presented as if the follow-on offering of 17,110,000 shares of Common Stock issued on October 31, 2000 and the acquisition of Citigroup Center on April 25, 2001 had occurred on January 1, 2000. This pro forma information is based upon the historical consolidated financial statements and should be read in conjunction with the consolidated financial statements and notes thereto.

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

18.  PRO FORMA FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)

    This unaudited pro forma information does not purport to represent what the actual results of operations of the Company would have been had the above occurred, nor do they purport to predict the results of operations of future periods.

                                                         YEAR ENDED DECEMBER 31,
                                                        -------------------------
PRO FORMA                                                   2001          2000
---------                                               ------------   ----------
                                                        (IN THOUSANDS, EXCEPT PER
                                                               SHARE DATA)
Total revenue.........................................   $1,060,053     $970,346
Income before cumulative effect of a change in
  accounting principle................................   $  209,707     $163,720
Net income available to common stockholders...........   $  202,940     $163,720
Basic earnings per share:
Income before cumulative effect of a change in
  accounting principle................................   $     2.33     $   1.85
Net income available to common stockholders...........   $     2.25     $   1.85
Weighted average number of common shares
  outstanding.........................................       90,002       88,534

Diluted earnings per share:
Income before cumulative effect of a change in
  accounting principle................................   $     2.27     $   1.82
Net income available to common stockholders...........   $     2.20     $   1.82
Weighted average number of common and common
  equivalent shares outstanding.......................       92,200       89,851

19.  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No. 137 and SFAS No. 138 ("SFAS
No. 133"), as of January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in the Company's consolidated balance sheets at fair value. Changes in the fair value of derivative instruments that are not designated as hedges or that do not meet the hedge accounting criteria in SFAS No. 133 are required to be reported through earnings. For derivatives designated as hedging instruments in qualifying cash flow hedges, the effective portion of changes in fair value of the derivatives are recognized in accumulated other comprehensive income (loss) until the forecasted transactions occur and the ineffective portions are recognized in earnings.

    On the date that the Company enters into a derivative contract, it designates the derivative as (1) a hedge of the variability of cash flows that are to be received or paid in connection with a recognized liability (a "cash flow" hedge), or (2) an instrument that is held for non-hedging purposes (a "non-hedging" instrument). Changes in the fair value of a derivative that is highly effective as--and that is designated and qualifies as--a cash flow hedge, to the extent that the hedge is effective, are recorded in other comprehensive income, until earnings are affected by the hedged transaction (i.e. until periodic settlements of a variable-rate liability are recorded in earnings). Any hedge

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

19.  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (CONTINUED)

ineffectiveness (which represents the amount by which the changes in the fair value of the derivative exceed the variability in the cash flows of the forecasted transaction) is recorded in current-period earnings. Changes in the fair value of non-hedging instruments are reported in current-period earnings.

    The Company occasionally purchases a financial instrument in which a derivative instrument is "embedded." Upon purchasing the financial instrument, the Company assesses whether the economic characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the remaining component of the financial instrument (i.e., the host contract) and whether a separate, non-embedded instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. When it is determined that (1) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract and (2) a separate, stand-alone instrument with the same terms would qualify as a derivative instrument, the embedded derivative is separated from the host contract, carried at fair value, and designated as either (1) a fair-value or cash flow hedge or (2) a trading or non-hedging derivative instrument. However, if the entire contract were to be measured at fair value, with changes in fair value reported in current earnings, or if the Company could not reliably identify and measure the embedded derivative for purposes of separating that derivative from its host contract, the entire contract would be carried on the balance sheet at fair value and not be designated as a hedging instrument. Pursuant to SFAS No. 137, the Company has selected January 1, 1999 as the transition date for embedded derivatives.

    The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash flow hedges to (1) specific assets and liabilities on the balance sheet or (2) forecasted transactions. The Company also assesses and documents, both at the hedging instrument's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows associated with the hedged items. When it is determined that a derivative is not (or has ceased to be) highly effective as a hedge, the Company discontinues hedge accounting prospectively, as discussed below.

    The Company discontinues hedge accounting prospectively when (1) it determines that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item; (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; or (4) management determines that designating the derivative as a hedging instrument is no longer appropriate.

    When the Company discontinues hedge accounting because it is no longer probable that the forecasted transaction will occur in the originally expected period, the gain or loss on the derivative remains in accumulated other comprehensive income and is reclassified into earnings when the forecasted transaction affects earnings. However, if it is probable that a forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter, the gains and losses that were accumulated in other comprehensive income will be recognized immediately in earnings. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Company will carry the derivative at its fair value on the balance sheet, recognizing changes in the fair value in current-period earnings.

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

19.  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (CONTINUED)

    The Company entered into interest rate protection agreements during 2000, generally for the purpose of fixing interest rates on variable rate construction loans in order to reduce the budgeted interest costs on the Company's development projects, which would translate into higher returns on investment as the development projects come on-line. These interest rate protection agreements expire at varying dates through February 2005. Other derivatives are not linked to specific assets or liabilities but are used by the Company to manage risk of the overall portfolio. Amounts included in accumulated other comprehensive income related to the effective portion of cash flow hedges will be reclassified into earnings over the estimated life of the constructed asset. No material amounts are expected to be reclassified within the next twelve months.

    Upon adoption of SFAS No. 133, the Company recorded an asset of approximately $0.2 million (included in prepaid expenses and other assets) and recorded a liability of approximately $11.4 million for the fair values of these agreements. The offset for these entries was to a cumulative effect of a change in accounting principle and accumulated other comprehensive loss, respectively. Finally, the Company wrote-off deferred charges of approximately $1.6 million as a cumulative effect of a change in accounting principle.

    The Company's derivatives also include investments in warrants to purchase shares of common stock of other companies. Based on the terms of the warrant agreements, the warrants meet the definition of a derivative and accordingly must be marked to fair value through earnings. The Company had been recording the warrants at fair value through accumulated other comprehensive loss as available-for-sale securities under SFAS No. 115. Upon adoption of SFAS
No. 133, the Company reclassified approximately $6.9 million, the fair value of the warrants, from accumulated other comprehensive loss to a cumulative effect of a change in accounting principle.

    For the year ended December 31, 2001, the Company recorded derivative gains (losses) of approximately ($29.0) million, $3.6 million and ($1.1) million through earnings, which represented the total ineffectiveness of all cash flow hedges and other non-hedging instruments, the changes in value of the embedded derivatives and the change in value of the warrants, respectively. All components of each derivative's gain or loss were included in the assessment of hedge effectiveness, except for the time value of option contracts. During 2001, the Company paid the fair value of the swap arrangement and two hedge contracts that were entered into during 2000 and part of 2001 in order to terminate the contracts. In addition, the Company recorded unrealized derivative losses through other comprehensive income of approximately $2.5 million related to the effective portion of an interest rate swap agreement.

20.  DISCONTINUED OPERATIONS

    In October 2001, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes FASB SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions for disposals of a segment of a business as addressed in APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and addresses various

                            BOSTON PROPERTIES, INC.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

20.  DISCONTINUED OPERATIONS (CONTINUED)

implementation issues of SFAS No. 121. In addition, SFAS No. 144 extends the reporting requirements of discontinued operations to include components of an entity that have either been disposed of or are classified as held for sale. The Company adopted SFAS No. 144 as of January 1, 2002.

    On March 4, 2002 the Company disposed of Fullerton Square consisting of two office/technical properties totaling 179,453 net rentable square feet in Springfield, Virginia. In addition, the Company disposed of 7600, 7700 and 7702 Boston Boulevard consisting of three office/technical properties totaling approximately 195,227 net rentable square feet in Springfield, Virginia.

    The Company's adoption of SFAS No. 144 resulted in the presentation of the net operating results of these properties sold during 2002, as discontinued operations for all periods presented. The adoption of SFAS No. 144 did not have an impact on net income available to common shareholders. SFAS No. 144 only resulted in the reclassification of the operating results of the properties sold during 2002 within the consolidated statements of operations for the years ended December 31, 2001, 2000 and 1999.

21.  SUBSEQUENT EVENT

    On September 25, 2002, the Company acquired 399 Park Avenue, a 1.68 million square foot building in New York City for approximately $1.06 billion. The acquisition was funded with an unsecured bridge loan totaling $1.0 billion, maturing in September 2003, and cash of approximately $60.0 million.

                            BOSTON PROPERTIES, INC.
              SCHEDULE 3--REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 2001
                             (DOLLARS IN THOUSANDS)

                                                                                                       COSTS
                                                                                                    CAPITALIZED
                                                                                 ORIGINAL           SUBSEQUENT
                                                                          -----------------------       TO          LAND AND
PROPERTY NAME              TYPE            LOCATION        ENCUMBRANCES      LAND       BUILDING    ACQUISITION   IMPROVEMENTS
-------------          ------------   ------------------   ------------   ----------   ----------   -----------   ------------
Embarcadero Center...       Office    San Francisco, CA     $  701,245    $  211,297   $  996,442   $   57,448     $  212,149
Prudential Center....       Office           Boston, MA        472,423        77,850      443,180      391,227         50,539
Citigroup Center.....       Office         New York, NY        522,044       241,600      494,782          446        241,600
Carnegie Center......       Office        Princeton, NJ        152,500       101,772      349,089       14,718        109,691
280 Park Avenue......       Office         New York, NY        267,789       125,288      201,115       34,642        125,288
599 Lexington
  Avenue.............       Office         New York, NY        225,000        81,040      100,507       71,456         81,040
875 Third Avenue.....       Office         New York, NY        148,796        74,880      139,151       16,824         74,880
Riverfront Plaza.....       Office         Richmond, VA        113,250        18,000      156,733          956         18,274
Gateway Center.......       Office    San Francisco, CA         89,184        21,516       86,395       49,398         22,290
100 East Pratt
  Street.............       Office        Baltimore, MD         90,375        27,562      109,662        2,556         27,562
Reservoir Place......       Office          Waltham, MA         71,935        18,207       88,018        7,979         18,515
Democracy Center.....       Office         Bethesda, MD        106,002        12,550       50,015       26,318         13,689
Two Independence
  Square.............       Office       Washington, DC        115,093        14,053       59,883        9,292         15,039
One and Two Reston
  Overlook...........       Office           Reston, VA         67,485        16,456       66,192           21         16,456
NIMA Building........       Office           Reston, VA         21,056        10,567       67,431          118         10,567
Lockheed Martin
  Building...........       Office           Reston, VA         25,759        10,210       58,884           --         10,210
Candler Building.....       Office        Baltimore, MD             --        12,500       48,734        1,343         12,555
One Independence
  Square.............       Office       Washington, DC         75,000         9,356       33,701       17,448          9,634
Orbital Sciences.....       Office           Dulles, VA         49,231         5,702       51,082          357          5,702
2300 N Street........       Office       Washington, DC         66,000        16,509       22,415       13,479         16,509
Reston Corporate
  Center.............       Office           Reston, VA         24,303         9,135       41,398          632          9,135
New Dominion
  Technology Park,
  One................       Office          Herndon, VA         57,610         3,880       43,227           --          3,880
Capital Gallery......       Office       Washington, DC         56,064         4,725       29,560       15,257          4,730
191 Spring Street....       Office        Lexington, MA         22,480         2,850       27,166       18,783          2,850
1301 New York
  Avenue.............       Office       Washington, DC         31,669         9,250       18,750       17,533          9,250
200 West Street......       Office          Waltham, MA             --        16,148       24,983          (18)        16,148
University Place.....       Office        Cambridge, MA         24,679            --       37,091        2,486             27
Sumner Square........       Office       Washington, DC         30,183           624       28,745        8,943            958
2600 Tower Oaks
  Boulevard..........       Office        Rockville, MD         27,318         4,243       31,125           --          4,243


                                                    DEVELOPMENT
                                         LAND           AND
                       BUILDING AND    HELD FOR     CONSTRUCTION                ACCUMULATED    YEAR(S) BUILT/     DEPRECIABLE
PROPERTY NAME          IMPROVEMENTS   DEVELOPMENT   IN PROGRESS      TOTAL      DEPRECIATION      RENOVATED      LIVES (YEARS)
-------------          ------------   -----------   ------------   ----------   ------------   ---------------   -------------
Embarcadero Center...   $1,053,038      $     --     $       --    $1,265,187      $ 85,363          1924/1989         (1)
Prudential Center....      522,165        38,521        301,032       912,257        44,027          1965/1993         (1)
Citigroup Center.....      495,228            --             --       736,828         8,444          1977/1997         (1)
Carnegie Center......      355,888            --             --       465,579        26,868          1983-1999         (1)
280 Park Avenue......      235,757            --             --       361,045        27,891         1968/95-96         (1)
599 Lexington
  Avenue.............      171,963            --             --       253,003        84,552               1986         (1)
875 Third Avenue.....      155,975            --             --       230,855        14,475               1982         (1)
Riverfront Plaza.....      157,415            --             --       175,689        15,636               1990         (1)
Gateway Center.......       88,683         4,233         42,103       157,309         5,203          1984/1986         (1)
100 East Pratt
  Street.............      112,218            --             --       139,780        12,470          1975/1991         (1)
Reservoir Place......       95,689            --             --       114,204         8,022          1955/1987         (1)
Democracy Center.....       75,194            --             --        88,883        31,524      1985-88/94-96         (1)
Two Independence
  Square.............       68,189            --             --        83,228        18,693               1992         (1)
One and Two Reston
  Overlook...........       66,213            --             --        82,669         4,381               1999         (1)
NIMA Building........       67,549            --             --        78,116         6,602          1987/1988         (1)
Lockheed Martin
  Building...........       58,884            --             --        69,094         5,765          1987/1988         (1)
Candler Building.....       50,022            --             --        62,577         4,238          1911/1990         (1)
One Independence
  Square.............       50,871            --             --        60,505        18,758               1991         (1)
Orbital Sciences.....       51,439            --             --        57,141         1,811          2000/2001         (1)
2300 N Street........       35,894            --             --        52,403        14,240               1986         (1)
Reston Corporate
  Center.............       42,030            --             --        51,165         4,222               1984         (1)
New Dominion
  Technology Park,
  One................       43,227            --             --        47,107         1,299               2001         (1)
Capital Gallery......       44,812            --             --        49,542        22,886               1981         (1)
191 Spring Street....       45,949            --             --        48,799        16,695          1971/1995         (1)
1301 New York
  Avenue.............       36,283            --             --        45,533         3,059          1983/1998         (1)
200 West Street......       24,965            --             --        41,113         2,461               1999         (1)
University Place.....       39,550            --             --        39,577         3,352               1985         (1)
Sumner Square........       37,354            --             --        38,312         2,829               1985         (1)
2600 Tower Oaks
  Boulevard..........       31,125            --             --        35,368           561               2001         (1)

                                                                                                       COSTS
                                                                                                    CAPITALIZED
                                                                                 ORIGINAL           SUBSEQUENT
                                                                          -----------------------       TO          LAND AND
PROPERTY NAME              TYPE            LOCATION        ENCUMBRANCES      LAND       BUILDING    ACQUISITION   IMPROVEMENTS
-------------          ------------   ------------------   ------------   ----------   ----------   -----------   ------------
500 E Street.........       Office       Washington, DC     $       --    $      109   $   22,420   $   12,074     $    1,569
Quorum Office Park...       Office       Chelmsford, MA         27,295         3,076       30,443           --          3,076
One Cambridge
  Center.............       Office        Cambridge, MA             --           134       25,110        8,111            134
Eight Cambridge
  Center.............       Office        Cambridge, MA         27,988           921       25,042           36            850
Bedford Business
  Park...............       Office          Bedford, MA         21,178           534        3,403       18,494            534
Ten Cambridge
  Center.............       Office        Cambridge, MA         35,226         1,299       12,943        7,637          1,868
Newport Office Park..       Office           Quincy, MA             --         3,500       18,208           66          3,500
201 Spring Street....       Office        Lexington, MA             --         2,849       15,303           70          2,849
10 and 20 Burlington
  Mall Road..........       Office       Burlington, MA         21,921           930        6,928        9,707            938
Montvale Center......       Office     Gaithersburg, MD          7,418         1,574        9,786        4,771          2,399
40 Shattuck Road.....       Office          Andover, MA         14,822           709       14,740           --            709
Fullerton Square.....       Office      Springfield, VA             --         3,045       11,522          761          3,045
The Arboretum........       Office           Reston, VA             --         2,850        9,025        2,380          2,850
Lexington Office
  Park...............       Office        Lexington, MA             --           998        1,426       11,459          1,073
Three Cambridge
  Center.............       Office        Cambridge, MA             --           174       12,200        1,301            174
181 Spring Street....       Office        Lexington, MA             --         1,066        9,520        1,970          1,066
Sugarland Business
  Park...............       Office          Herndon, VA             --         1,569        5,955        4,194          1,569
Decoverly Three......       Office        Rockville, MD             --         2,650        8,465          313          2,650
Decoverly Two........       Office        Rockville, MD             --         1,994        8,814           94          1,994
7700 Boston
  Boulevard, Building
  Twelve.............       Office      Springfield, VA             --         1,105        9,077          186          1,105
7501 Boston
  Boulevard, Building
  Seven..............       Office      Springfield, VA             --           665        9,273            9            665
91 Hartwell Avenue...       Office        Lexington, MA         17,936           784        6,464        2,446            784
92-100 Hayden
  Avenue.............       Office        Lexington, MA             --           594        6,748        2,265            594
Waltham Office
  Center.............       Office          Waltham, MA             --           422        2,719        5,799            425
195 West Street......       Office          Waltham, MA             --         1,611        6,652          658          1,611
Eleven Cambridge
  Center.............       Office        Cambridge, MA             --           121        5,535        2,399            121
170 Tracer Lane......       Office          Waltham, MA             --           398        4,601        1,693            418
7435 Boston
  Boulevard, Building
  One................       Office      Springfield, VA             --           392        3,822        2,304            486
7450 Boston
  Boulevard, Building
  Three..............       Office      Springfield, VA             --         1,165        4,681          277          1,327


                                                    DEVELOPMENT
                                         LAND           AND
                       BUILDING AND    HELD FOR     CONSTRUCTION                ACCUMULATED    YEAR(S) BUILT/     DEPRECIABLE
PROPERTY NAME          IMPROVEMENTS   DEVELOPMENT   IN PROGRESS      TOTAL      DEPRECIATION      RENOVATED      LIVES (YEARS)
-------------          ------------   -----------   ------------   ----------   ------------   ---------------   -------------
500 E Street.........   $   33,034      $     --     $       --    $   34,603      $ 16,256               1987         (1)
Quorum Office Park...       30,443            --             --        33,519           287               2001         (1)
One Cambridge
  Center.............       33,221            --             --        33,355        13,047               1987         (1)
Eight Cambridge
  Center.............       25,149            --             --        25,999         1,616               1999         (1)
Bedford Business
  Park...............       21,897            --             --        22,431         9,667               1980         (1)
Ten Cambridge
  Center.............       20,011            --             --        21,879         8,033               1990         (1)
Newport Office Park..       18,274            --             --        21,774         2,052               1988         (1)
201 Spring Street....       15,373            --             --        18,222         2,233               1997         (1)
10 and 20 Burlington
  Mall Road..........       16,627            --             --        17,565         7,446    1984-1989/95-96         (1)
Montvale Center......       13,732            --             --        16,131         5,940               1987         (1)
40 Shattuck Road.....       14,740            --             --        15,449           173               2001         (1)
Fullerton Square.....       12,283            --             --        15,328         1,223               1987         (1)
The Arboretum........       11,405            --             --        14,255         1,134               1999         (1)
Lexington Office
  Park...............       12,810            --             --        13,883         6,253               1982         (1)
Three Cambridge
  Center.............       13,501            --             --        13,675         5,008               1987         (1)
181 Spring Street....       11,490            --             --        12,556           606               1999         (1)
Sugarland Business
  Park...............       10,149            --             --        11,718         1,995          1986/1997         (1)
Decoverly Three......        8,778            --             --        11,428           773               1989         (1)
Decoverly Two........        8,908            --             --        10,902           886               1987         (1)
7700 Boston
  Boulevard, Building
  Twelve.............        9,263            --             --        10,368         1,130               1997         (1)
7501 Boston
  Boulevard, Building
  Seven..............        9,282            --             --         9,947         1,005               1997         (1)
91 Hartwell Avenue...        8,910            --             --         9,694         4,506               1985         (1)
92-100 Hayden
  Avenue.............        9,013            --             --         9,607         4,046               1985         (1)
Waltham Office
  Center.............        8,515            --             --         8,940         4,338    1968-1970/87-88         (1)
195 West Street......        7,310            --             --         8,921         2,368               1990         (1)
Eleven Cambridge
  Center.............        7,934            --             --         8,055         3,334               1984         (1)
170 Tracer Lane......        6,274            --             --         6,692         3,992               1980         (1)
7435 Boston
  Boulevard, Building
  One................        6,032            --             --         6,518         3,253               1982         (1)
7450 Boston
  Boulevard, Building
  Three..............        4,796            --             --         6,123           501               1987         (1)

                                                                                                       COSTS
                                                                                                    CAPITALIZED
                                                                                 ORIGINAL           SUBSEQUENT
                                                                          -----------------------       TO          LAND AND
PROPERTY NAME              TYPE            LOCATION        ENCUMBRANCES      LAND       BUILDING    ACQUISITION   IMPROVEMENTS
-------------          ------------   ------------------   ------------   ----------   ----------   -----------   ------------
8000 Grainger Court,
  Building Five......       Office      Springfield, VA     $       --    $      366   $    4,282   $    1,250     $      453
Fourteen Cambridge
  Center.............       Office        Cambridge, MA             --           110        4,483          569            110
32 Hartwell Avenue...       Office        Lexington, MA             --           168        1,943        2,893            168
7600 Boston
  Boulevard, Building
  Nine...............       Office      Springfield, VA             --           127        2,839        1,738            189
7601 Boston
  Boulevard, Building
  Eight..............       Office      Springfield, VA             --           200          878        3,506            378
7500 Boston
  Boulevard, Building
  Six................       Office      Springfield, VA             --           138        3,749          485            273
33 Hayden Avenue.....       Office        Lexington, MA             --           266        3,234          476            266
8000 Corporate Court,
  Building Eleven....       Office      Springfield, VA             --           136        3,071          405            504
7375 Boston
  Boulevard, Building
  Ten................       Office      Springfield, VA             --            23        2,685          715             47
7451 Boston
  Boulevard, Building
  Two................       Office      Springfield, VA             --           249        1,542        1,547            535
204 Second Avenue....       Office          Waltham, MA             --            37        2,402          812             37
7374 Boston
  Boulevard, Building
  Four...............       Office      Springfield, VA             --           241        1,605          440            303
Hilltop Business
  Center.............       Office    San Francisco, CA          5,588            53          492        1,640            109
164 Lexington Road...       Office        Billerica, MA             --           592        1,370          132            592
17 Hartwell Avenue...       Office        Lexington, MA             --            26          150          587             26
38 Cabot Boulevard...   Industrial        Langhorne, PA             --           329        1,238        2,608            329
40-46 Harvard
  Street.............   Industrial         Westwood, MA             --           351        1,782        1,327            351
2391 West Winton
  Avenue.............   Industrial          Hayward, CA             --           182        1,217          615            182
430 Rozzi Place......   Industrial    San Francisco, CA             --             9          217           33              9
560 Forbes
  Boulevard..........   Industrial    San Francisco, CA             --             9          120           --              9
Cambridge Center
  Marriott...........        Hotel        Cambridge, MA             --           478       37,918        8,621            478
Long Wharf Marriott..        Hotel           Boston, MA             --         1,752       31,904        9,574          1,708
Residence Inn by
  Marriott...........        Hotel        Cambridge, MA             --         2,307       22,732          (99)         2,039
Cambridge Center
  North Garage.......       Garage        Cambridge, MA             --         1,163       11,633          204          1,162
Five Times Square....  Development         New York, NY        289,179            --           --      409,324             --
Times Square Tower...  Development         New York, NY        145,472            --           --      234,058             --
Waltham/Weston
  Corporate Center...  Development          Waltham, MA         46,446            --           --       54,799             --
Weston Corporate
  Center.............  Development           Weston, MA             --            --           --       20,895             --
Broad Run Business
  Park, Building E...  Development    Loudon County, VA             --            --           --       11,703             --


                                                    DEVELOPMENT
                                         LAND           AND
                       BUILDING AND    HELD FOR     CONSTRUCTION                ACCUMULATED    YEAR(S) BUILT/     DEPRECIABLE
PROPERTY NAME          IMPROVEMENTS   DEVELOPMENT   IN PROGRESS      TOTAL      DEPRECIATION      RENOVATED      LIVES (YEARS)
-------------          ------------   -----------   ------------   ----------   ------------   ---------------   -------------
8000 Grainger Court,
  Building Five......   $    5,445      $     --     $       --    $    5,898      $  2,283               1984         (1)
Fourteen Cambridge
  Center.............        5,052            --             --         5,162         2,194               1983         (1)
32 Hartwell Avenue...        4,836            --             --         5,004         3,780     1968-1979/1987         (1)
7600 Boston
  Boulevard, Building
  Nine...............        4,515            --             --         4,704         2,136               1987         (1)
7601 Boston
  Boulevard, Building
  Eight..............        4,206            --             --         4,584         1,821               1986         (1)
7500 Boston
  Boulevard, Building
  Six................        4,099            --             --         4,372         1,710               1985         (1)
33 Hayden Avenue.....        3,710            --             --         3,976         1,805               1979         (1)
8000 Corporate Court,
  Building Eleven....        3,108            --             --         3,612         1,062               1989         (1)
7375 Boston
  Boulevard, Building
  Ten................        3,376            --             --         3,423         1,292               1988         (1)
7451 Boston
  Boulevard, Building
  Two................        2,803            --             --         3,338         2,147               1982         (1)
204 Second Avenue....        3,214            --             --         3,251         1,755          1981/1993         (1)
7374 Boston
  Boulevard, Building
  Four...............        1,983            --             --         2,286           947               1984         (1)
Hilltop Business
  Center.............        2,076            --             --         2,185         1,023       early 1970's         (1)
164 Lexington Road...        1,502            --             --         2,094           240               1982         (1)
17 Hartwell Avenue...          737            --             --           763           640               1968         (1)
38 Cabot Boulevard...        3,846            --             --         4,175         2,708          1972/1984         (1)
40-46 Harvard
  Street.............        3,109            --             --         3,460         3,101          1967/1996         (1)
2391 West Winton
  Avenue.............        1,832            --             --         2,014         1,169               1974         (1)
430 Rozzi Place......          250            --             --           259            79       early 1970's         (1)
560 Forbes
  Boulevard..........          120            --             --           129            77       early 1970's         (1)
Cambridge Center
  Marriott...........       46,539            --             --        47,017        16,472               1986         (1)
Long Wharf Marriott..       41,522            --             --        43,230        20,057               1982         (1)
Residence Inn by
  Marriott...........       22,901            --             --        24,940         1,355               1999         (1)
Cambridge Center
  North Garage.......       11,838            --             --        13,000         3,640               1990         (1)
Five Times Square....           --            --        409,324       409,324            --            Various        N/A
Times Square Tower...           --            --        234,058       234,058            --            Various        N/A
Waltham/Weston
  Corporate Center...           --            --         54,799        54,799            --            Various        N/A
Weston Corporate
  Center.............           --            --         20,895        20,895            --            Various        N/A
Broad Run Business
  Park, Building E...           --            --         11,703        11,703            --            Various   N/A

                                                                                                                    COSTS
                                                                                                                 CAPITALIZED
                                                                                           ORIGINAL              SUBSEQUENT
                                                                                   -------------------------         TO
PROPERTY NAME                 TYPE              LOCATION          ENCUMBRANCES        LAND         BUILDING      ACQUISITION
-------------             ------------     ------------------     ------------     ----------     ----------     -----------
One Preserve
  Parkway............     Development          Rockville, MD       $       --      $       --     $       --     $   10,660
12050 Sunset Hills
  Road...............     Development             Reston, VA               --              --             --          6,472
Decoverly Seven......     Development          Rockville, MD               --              --             --          5,290
New Dominion
  Technology Park,
  Two................     Development            Herndon, VA               --              --             --          3,934
Decoverly Six........     Development          Rockville, MD               --              --             --          3,798
ITT Educational
  Services
  Building...........     Development        Springfield, VA               --              --             --          3,767
Autometric
  Expansion..........     Development        Springfield, VA               --              --             --          1,467
Plaza at Almaden.....            Land           San Jose, CA               --              --             --         35,676
Tower Oaks Master
  Plan...............            Land          Rockville, MD               --              --             --         25,999
Washingtonian
  North..............            Land       Gaithersburg, MD               --              --             --         17,406
77 4th Avenue........            Land            Waltham, MA               --              --             --         14,272
Reston Eastgate......            Land             Reston, VA               --              --             --          8,693
Crane Meadow.........            Land        Marlborough, MA               --              --             --          8,521
Reston Gateway.......            Land             Reston, VA               --              --             --          7,216
Broad Run Business
  Park...............            Land      Loudon County, VA               --              --             --          6,733
599 Van Buren
  Street.............            Land            Herndon, VA               --              --             --          4,020
12280 Sunrise Valley
  Drive..............            Land             Reston, VA               --              --             --          3,975
Decoverly Five.......            Land          Rockville, MD               --              --             --          1,827
Decoverly Four.......            Land          Rockville, MD               --              --             --          1,801
Cambridge Master
  Plan...............            Land          Cambridge, MA               --              --             --          1,649
30 Shattuck Road.....            Land            Andover, MA               --              --             --          1,110
Seven Cambridge
  Center.............            Land          Cambridge, MA               --              --             --            956
Virginia Master
  Plan...............            Land        Springfield, VA               --              --             --             64
                                                                   ----------      ----------     ----------     ----------
                                                                   $4,314,942      $1,204,320     $4,359,767     $1,827,279
                                                                   ==========      ==========     ==========     ==========


                                                                         DEVELOPMENT
                                                            LAND             AND
                         LAND AND       BUILDING AND      HELD FOR       CONSTRUCTION                    ACCUMULATED
PROPERTY NAME          IMPROVEMENTS     IMPROVEMENTS     DEVELOPMENT     IN PROGRESS        TOTAL        DEPRECIATION
-------------          ------------     ------------     -----------     ------------     ----------     ------------
One Preserve
  Parkway............   $       --       $       --        $     --       $   10,660      $   10,660        $     --
12050 Sunset Hills
  Road...............           --               --              --            6,472           6,472              --
Decoverly Seven......           --               --              --            5,290           5,290              --
New Dominion
  Technology Park,
  Two................           --               --              --            3,934           3,934              --
Decoverly Six........           --               --              --            3,798           3,798              --
ITT Educational
  Services
  Building...........           --               --              --            3,767           3,767              --
Autometric
  Expansion..........           --               --              --            1,467           1,467              --
Plaza at Almaden.....           --               --          35,676               --          35,676              --
Tower Oaks Master
  Plan...............           --               --          25,999               --          25,999              --
Washingtonian
  North..............           --               --          17,406               --          17,406              --
77 4th Avenue........           --               --          14,272               --          14,272              --
Reston Eastgate......           --               --           8,693               --           8,693              --
Crane Meadow.........           --               --           8,521               --           8,521              --
Reston Gateway.......           --               --           7,216               --           7,216              --
Broad Run Business
  Park...............           --               --           6,733               --           6,733              --
599 Van Buren
  Street.............           --               --           4,020               --           4,020              --
12280 Sunrise Valley
  Drive..............           --               --           3,975               --           3,975              --
Decoverly Five.......           --               --           1,827               --           1,827              --
Decoverly Four.......           --               --           1,801               --           1,801              --
Cambridge Master
  Plan...............           --               --           1,649               --           1,649              --
30 Shattuck Road.....           --               --           1,110               --           1,110              --
Seven Cambridge
  Center.............           --               --             956               --             956              --
Virginia Master
  Plan...............           --               --              64               --              64              --
                        ----------       ----------        --------       ----------      ----------        --------
                        $1,194,050       $4,905,342        $182,672       $1,109,302      $7,391,366        $682,921
                        ==========       ==========        ========       ==========      ==========        ========


                       YEAR(S) BUILT/       DEPRECIABLE
PROPERTY NAME             RENOVATED        LIVES (YEARS)
-------------          ---------------     -------------
One Preserve
  Parkway............          Various          N/A
12050 Sunset Hills
  Road...............          Various          N/A
Decoverly Seven......          Various          N/A
New Dominion
  Technology Park,
  Two................          Various          N/A
Decoverly Six........          Various          N/A
ITT Educational
  Services
  Building...........          Various          N/A
Autometric
  Expansion..........          Various          N/A
Plaza at Almaden.....          Various          N/A
Tower Oaks Master
  Plan...............          Various          N/A
Washingtonian
  North..............          Various          N/A
77 4th Avenue........          Various          N/A
Reston Eastgate......          Various          N/A
Crane Meadow.........          Various          N/A
Reston Gateway.......          Various          N/A
Broad Run Business
  Park...............          Various          N/A
599 Van Buren
  Street.............          Various          N/A
12280 Sunrise Valley
  Drive..............          Various          N/A
Decoverly Five.......          Various          N/A
Decoverly Four.......          Various          N/A
Cambridge Master
  Plan...............          Various          N/A
30 Shattuck Road.....          Various          N/A
Seven Cambridge
  Center.............          Various          N/A
Virginia Master
  Plan...............          Various          N/A


----------------------------------
(1) Depreciation of the buildings and improvements are calculated over lives ranging from the life of the lease to 40 years.

(2) The aggregate cost and accumulated depreciation for tax purposes was approximately $6.4 billion and $0.9 billion, respectively.

                            BOSTON PROPERTIES, INC.
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 2001
                             (DOLLARS IN THOUSANDS)

    A summary of activity for real estate and accumulated depreciation is as follows:

                                                              2001         2000         1999
                                                           ----------   ----------   ----------
Real Estate:

  Balance at the beginning of the year...................  $6,054,785   $5,570,887   $4,881,483

    Additions to and improvements of real estate.........   1,357,543      759,540      691,199

    Assets sold and written-off..........................     (20,962)    (275,642)      (1,795)
                                                           ----------   ----------   ----------

  Balance at the end of the year.........................  $7,391,366   $6,054,785   $5,570,887
                                                           ==========   ==========   ==========

Accumulated Depreciation:

  Balance at the beginning of the year...................  $  553,264   $  445,138   $  336,165

    Depreciation expense.................................     134,019      118,748      110,768

    Assets sold and written-off..........................      (4,362)     (10,622)      (1,795)
                                                           ----------   ----------   ----------

  Balance at the end of the year.........................  $  682,921   $  553,264   $  445,138
                                                           ==========   ==========   ==========

                                       48